Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
dated as of
October 11, 2010
among
PFIZER INC.
KING PHARMACEUTICALS, INC.
and
PARKER TENNESSEE CORP.

-i-

-ii-

-iii-

Page
ARTICLE X

DEFINITIONS

Section 10.01 Certain Definitions	69
Section 10.02 Other Definitional and Interpretative Provisions	78
Annex A Conditions to the Offer

-iv-

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	69
Acceptance Time	2
Acquisition Proposal	70
Action	25
Affiliate	70
Agreement	1
Articles of Merger	9
Bankruptcy and Equity Exception	16
Business Day	70
Canceled Restricted Awards	10
Capitalization Date	17
Change in the Company Recommendation	51
Closing	8
Code	70
Collective Bargaining Agreements	35
Common Stock Certificates	12
Company	1
Company Acquisition Agreement	70
Company Board Recommendation	16
Company Capital Stock	70
Company Charter	70
Company Charter Documents	15
Company Common Stock	70
Company Compensatory Award	71
Company Convertible Notes	71
Company Disclosure Schedule	71
Company Financial Advisor	41
Company Financial Statements	71
Company Intellectual Property	71
Company Material Adverse Effect	71
Company Patents, Trademarks and Copyrights	28
Company Permits	37
Company Plans	33
Company Preferred Stock	72
Company Products	72
Company PSU	72
Company Regulatory Agency	37
Company Restricted Stock Award	72
Company RSU	72
Company SEC Documents	14
Company Securities	45
Company Shareholder Approval	15
Company Shareholders	1

-v-

Page
Company Shareholders Meeting	49
Company Stock Option	72
Company Stock Plan	72
Confidentiality Agreement	72
Continuation Period	56
Continuing Directors	7
Contract	72
Copyrights	75
Covered Employees	56
Credit Agreement	72
DEA	37
Director Appointment Date	7
EDGAR	14
Effective Time	9
Environmental Claim	73
Environmental Laws	73
Environmental Liability	73
Equity Interest	73
ERISA	74
ERISA Affiliate	74
Exchange Act	74
Exchange Agent	12
Exchange Fund	12
Excluded Shares	10
Expenses	74
Expiration Date	3
FASB	31
FDA	37
FDCA	37
FIN 48	31
Foreign Government	74
Foreign Official	74
Foreign Plan	35
GAAP	74
Governmental Authority	74
Hazardous Materials	74
Health Care Laws	39
HSR Act	74
Indebtedness	75
Indenture	71
Initial Expiration Date	3
Inquiry	50
Insurance Policies	40
Intellectual Property	75
Intervening Event	75
IP Governmental Authority	76

-vi-

Page
ISRA	36
IT Assets	29
knowing and willful	76
Knowledge	76
Known	76
Law	76
Leased Real Property	25
Lien	76
Material Contracts	24
Merger	1
Merger Consideration	10
Merger Sub	1
Minimum Condition	1
NYSE	76
OFAC	41
Offer	1
Offer Documents	3
Offer Price	1
Order	76
Ordinary Course Agreements	76
Owned Real Property	25
Parent	1
Parent Disclosure Letter	42
Parent Employee Benefit Plan	57
Parent Financial Advisor	43
Parent Material Adverse Affect	76
Parent Stock	76
Patents	75
Permits	22
Permitted Liens	76
Person	77
PHSA	37
Proxy Statement	49
Real Property	26
Real Property Lease	26
Recommendation Change Notice	52
Regulatory Condition	1
Release	77
Representatives	49
Represented Employee	57
Restraints	61
Safety Notices	38
Sarbanes-Oxley Act	77
Schedule 14D-9	4
SEC	77
Securities Act	77

-vii-

Page
Short Form Threshold	5
Subsequent Offering Period	4
Subsidiary	77
Superior Proposal	77
Surviving Corporation	8
Tax Return	78
Taxes	78
TBCA	1
Tender Offer Conditions	2
Termination Date	3
Termination Fee	64
Third Party	78
Third Party Intellectual Property	78
Tier I Termination Fee	64
Tier II Termination Fee	64
Top-Up Option	5
Top-Up Option Shares	5
Trade Secrets	75
Trademarks	75
Transactions	78
Treasury Regulations	78
Uncertificated Shares	12

-viii-

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 11, 2010 among Pfizer Inc., a Delaware corporation (“Parent”), King Pharmaceuticals, Inc., a Tennessee corporation (the “Company”), and Parker Tennessee Corp., a Tennessee corporation and a subsidiary of Parent owned directly by Parent and/or indirectly by Parent through one or more of its wholly-owned subsidiaries (“Merger Sub”).
W I T N E S S E T H:
          WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a cash tender offer (such tender offer, as it may be extended, amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of Company Common Stock, at a price per share equal to $14.25, net to the seller in cash (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”);
          WHEREAS, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Merger Sub shall merge with and into the Company with the Company surviving as a direct or indirect wholly-owned Subsidiary of Parent (the “Merger”), pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price, except for shares of Company Common Stock to be canceled pursuant to Section 2.08(b);
          WHEREAS, the Board of Directors of the Company has authorized and adopted this Agreement and resolved that the Transactions, including the consummation of the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Tennessee Business Corporation Act (the “TBCA”), are advisable, fair to and in the best interests of the Company and the Company Shareholders;
          WHEREAS, the Board of Directors of Parent has authorized the consummation of the Transactions;
          WHEREAS, the Board of Directors of Merger Sub has authorized and adopted this Agreement and resolved that the Transactions, including the consummation of the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the TBCA, are advisable and in the best interests of Merger Sub and its shareholders; and
          WHEREAS, the Board of Directors of the Company, as of the date hereof, has resolved to recommend that the holders of Company Common Stock (the “Company Shareholders”) accept the Offer, tender their shares of Company Common Stock in the Offer, and, to the extent required by applicable Law, approve the Merger and this Agreement, in each case, upon the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
THE OFFER
          Section 1.01 The Offer.
          (a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable (but in no event later than ten Business Days) after the date hereof, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer at the Offer Price, provided, however, that Parent and Merger Sub shall not be deemed to be in breach of this Section 1.01(a) if the Company fails to comply with its obligations under Section 1.02.
          (b) Conditions of Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any shares of Company Common Stock pursuant to the Offer is subject to the terms and the satisfaction or waiver (as provided in Section 1.01(c) below) of the conditions set forth in Annex A (the “Tender Offer Conditions”). On the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration date of the Offer and in compliance with applicable Law (the date and time of acceptance for payment, the “Acceptance Time”). Parent shall provide, or cause to be provided, to Merger Sub on a timely basis funds necessary to purchase and pay for any and all shares of Company Common Stock that Merger Sub becomes obligated to accept for payment and purchase pursuant to the Offer.
          (c) Parent and Merger Sub expressly reserve the right to waive any of the Tender Offer Conditions, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided that, without the prior written consent of the Company, Parent and Merger Sub shall not: (i) decrease the Offer Price or change the form of consideration payable in the Offer; (ii) decrease the number of shares of Company Common Stock subject to or sought to be purchased in the Offer; (iii) impose conditions on the Offer in addition to the Tender Offer Conditions or amend any condition in a manner adverse to the holders of shares of Company Common Stock; (iv) waive or amend the Minimum Condition; (v) amend any other term of the Offer in a manner that is materially adverse to the Company Shareholders; or (vi) extend or otherwise change the Expiration Date except as required or permitted by Section 1.01(e).
          (d) Schedule TO; Offer Documents. On the date the Offer is commenced, Merger Sub shall, and Parent shall cause Merger Sub to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall include an offer to purchase, letter of transmittal, summary advertisement and other required ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and cause the Offer Documents to be disseminated to the Company Shareholders in accordance with the applicable requirements of the Exchange Act. Subject to Section 6.03, the Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation. Merger Sub shall, and Parent shall cause Merger Sub to, cause the Offer Documents to comply as to form in all material respects with the requirements of the applicable Laws. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents sufficiently in advance of its filing with the SEC (including any amendments or supplements thereto), and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given). The Parent and Merger Sub shall use reasonable efforts to respond promptly to any such comments.
          (e) Expiration of the Offer. Subject to the terms and conditions set forth in the Offer Documents, the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) business day (for purposes of this Section 1.01(e) calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced (the “Initial Expiration Date”) or, if the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, this Section 1.01(e) or as may be required by applicable Law, the time and date to which the Offer has been so extended (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with this Section 1.01(e), the “Expiration Date”). Notwithstanding the foregoing, (i) if, on the Expiration Date, any of the Tender Offer Conditions are not satisfied or waived, Merger Sub may extend the Offer for successive extension periods of not more than five (5) business days (or for such longer period as the parties may agree) each in order to permit the satisfaction of the conditions to the Offer, (ii) if, on the Expiration Date, any of the Tender Offer Conditions are not satisfied or waived and there has not been a Change in the Company Recommendation then, to the extent requested in writing by the Company no less than one (1) business day prior to the Expiration Date, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for up to five (5) business days (or such longer period as the parties may agree) per extension until such condition(s) has been satisfied or waived; provided, that Merger Sub shall not be required to extend the Offer beyond March 31, 2011 (the “Termination Date”);

provided, further, that if the only Tender Offer Condition which has not been satisfied as of the Termination Date is the Regulatory Condition, the Termination Date shall be April 30, 2011, and (iii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents. Nothing in this Section 1.01(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or Merger Sub to terminate this Agreement pursuant to Section 8.01 hereof. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 8.01, prior to the acceptance for payment of shares of Company Common Stock tendered in the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof.
          (f) Subsequent Offering Period. If necessary to obtain sufficient shares of Company Common Stock to reach the Short Form Threshold (without regard to shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee and without regard to the Top-Up Option), Merger Sub may, in its sole discretion, provide for a subsequent offering period (and one or more extensions thereof) after the Acceptance Time in accordance with Rule 14d-11 under the Exchange Act (each a “Subsequent Offering Period”). Subject to the terms and conditions of this Agreement and the Offer, the Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept for payment, and pay for, all shares of Company Common Stock that are validly tendered pursuant to the Offer during such Subsequent Offering Period. The Offer Documents shall provide for the possibility of a Subsequent Offering Period in a manner consistent with the terms of this Section 1.01(f).
          Section 1.02 Company Action. (a) On or as promptly as practicable after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.03, contains the Company Board Recommendation and shall promptly mail the Schedule 14D-9 to the Company Shareholders together with the Offer Documents as required by Rule 14d-9 under the Exchange Act. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of the applicable Laws. Parent and Merger Sub shall as promptly as reasonably practicable furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable Law.
          (b) Except in connection with (i) an Acquisition Proposal that the Company’s Board of Directors determines in good faith constitutes or could reasonably be expected to result in a Superior Proposal or (ii) a Change in the Company Recommendation: (A) Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the

Schedule 14D-9 sufficiently in advance of its filing with the SEC (including any amendments or supplements thereto), and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and its counsel; and (B) the Company shall provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given). The Company shall use reasonable efforts to respond promptly to any such comments.
          (c) The Company shall as promptly as practicable after the date of this Agreement provide to Parent, or cause to be provided to Parent, (i) a list of the Company’s shareholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Common Stock and lists of securities positions of Company Common Stock held in stock depositories, in each case true and complete as of the most recent practicable date and shall promptly furnish Merger Sub with such additional information and assistance (including updated lists of the Company Shareholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in order to communicate the Offer to the Company Shareholders. Except as required by applicable Law, and except as necessary to communicate regarding the Transactions with the Company Shareholders, Parent and Merger Sub (and their respective Representatives) shall hold in confidence the information contained in any such labels, listings and files, shall use such information solely in connection with the Transactions, and, if this Agreement is terminated or the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company or destroy all copies of such information, labels, listings and files then in their possession or in the possession of their Representatives.
          Section 1.03 Top-Up Option. (a) The Company hereby grants to Parent and/or Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth in this Agreement, to purchase from the Company at a price per share equal to the Offer Price paid in the Offer, up to that number of newly issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent (or any of its Subsidiaries) or Merger Sub at the time of exercise of the Top-Up Option, would constitute one (1) share more than ninety percent (90%) of the shares of Company Common Stock then outstanding on a fully-diluted basis (on a “fully-diluted basis” meaning the number of shares of Company Common Stock then issued and outstanding plus all shares of Company Common Stock which the Company may be required to issue as of such date pursuant to options (whether or not then vested or exercisable), rights, convertible or exchangeable securities (only to the extent then convertible or exchangeable into shares of Company Common Stock) or similar obligations then outstanding, after giving effect to the issuance of the Top-Up Option Shares) (the “Short Form Threshold”). Parent may assign the Top-Up Option and its rights and obligations pursuant to this Section 1.03, in its sole discretion, to any of its Subsidiaries, including Merger Sub.

          (b) The Top-Up Option may be exercised at any time after consummation of the Offer and prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, however, the Top-Up Option shall not be exercisable to the extent (i) the number of shares of Company Common Stock subject to the Top-Up Option exceed the number of authorized and unissued shares of Company Common Stock and shares of Company Common Stock held in the treasury of the Company available for issuance, (ii) any Restraint or Law shall prohibit the exercise or delivery of the Top-Up Option, (iii) immediately after such exercise and issuance of shares of Company Common Stock pursuant thereto, the Short Form Threshold would not be reached or (iv) Merger Sub has not accepted for payment all shares of Company Common Stock validly tendered in the Offer (or during any subsequent offering period) and not validly withdrawn.
          (c) In the event that Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall give the Company written notice specifying the number of shares of Company Common Stock that are or will be owned by Parent or any of its Subsidiaries or Merger Sub immediately following the Acceptance Time and specifying a place and a time for the closing of the purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Parent or Merger Sub specifying the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, (i) Parent or Merger Sub shall pay (or cause to be paid) to the Company an amount equal to the product of (x) the number of shares of Company Common Stock purchased pursuant to the Top-Up Option and (y) the Offer Price, which amount may be paid, at the election of Parent or Merger Sub, either in cash (by wire transfer or cashier’s check) or by delivery of a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top Up Option Shares, and (ii) the Company shall cause the Top-Up Option Shares to be issued to Parent (or any of its Subsidiaries designated by Parent) or Merger Sub, represented by either certificates or book-entry shares, at the sole option of Parent or Merger Sub. Any promissory note issued pursuant to the immediately preceding sentence shall be on terms as provided by Parent or Merger Sub, which terms shall be reasonably satisfactory to the Company. Prior to the closing of the purchase of the Top-Up Option Shares, upon Parent’s or Merger Sub’s request, the Company shall cause its transfer agent to certify in writing to Parent or Merger Sub the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares.
          (d) Parent and/or Merger Sub acknowledges that the Top-Up Option Shares which Parent (or any of its Subsidiaries) or Merger Sub may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act, and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and/or Merger Sub agrees that the Top-Up Option, and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Parent (or any of its Subsidiaries) or Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.

          Section 1.04 Board of Directors. (a) Promptly upon the Acceptance Time and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Parent representation on the Company’s Board of Directors equal to the product of the total number of directors on the Company’s Board of Directors (giving effect to the directors elected or designated by Parent pursuant to this Section 1.04) multiplied by the percentage that the aggregate number of Company Common Stock then owned directly or indirectly by Parent bears to the total number of shares of Company Common Stock then outstanding. Prior to, and effective upon, the Acceptance Time, the Company shall, upon request by Parent, take all actions as are necessary to enable Parent’s designees to be so elected or appointed to the Company’s Board of Directors, including by promptly filling vacancies or newly created directorships on the Company’s Board of Directors, promptly increasing the size of the Company’s Board of Directors (including by amending the by-laws of the Company if necessary to increase the size of the Company’s Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors as is necessary to provide Parent with such level of representation, and shall cause Parent’s designees to be so elected or appointed at such time (the date on which Parent’s designees are so elected or appointed to the Company’s Board of Directors, the “Director Appointment Date”). Subject to Section 1.04(b), after the Acceptance Time, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Company’s Board of Directors to serve on and constitute the same percentage as such individuals represent of the entire Board of Directors of the Company (but not less than a majority) (rounded up to the next whole number) of: (i) each committee of the Company’s Board of Directors and (ii) each board of directors (or similar body) and each committee thereof (or similar body) of each Subsidiary of the Company, in each case to the extent permitted by applicable Law and the rules of the NYSE. The provisions of this Section 1.04(a) are in addition to and shall not limit any rights that Parent, Merger Sub or any of their respective Affiliates may have as a record holder or beneficial owner of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise. The Company’s obligations to appoint or elect Parent’s designees to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, the Company shall take all actions necessary to effect any such appointment or election of Parent’s designees, including mailing to the Company Shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Parent otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent shall supply to the Company, and be solely responsible for, all information with respect to itself and its officers, directors and affiliates as is required by such Section and Rule.
          (b) After Parent’s designees are appointed or elected to, and constitute a majority of, the Company’s Board of Directors pursuant to Section 1.04(a), and prior to the Effective Time, the Company shall cause the Company’s Board of Directors to maintain at least three directors who are members of the Company’s Board of Directors on the date hereof, each of whom shall be an “independent director” as defined by Rule 303A.02 of the NYSE Listed Company Manual and eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Directors shall be entitled to elect or designate a person meeting the foregoing criteria to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate three persons meeting the foregoing criteria to fill such vacancies, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company and the Company’s Board of Directors shall promptly take all action as may be necessary to comply with their obligations under this Section 1.04(b). Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company’s Board of Directors prior to the Effective Time pursuant to Section 1.04(a), the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive or exercise any of the Company’s rights under this Agreement, (iv) waive any condition to the Company’s obligations under this Agreement, (v) amend the Company Charter Documents, (vi) authorize any agreement between the Company or any of the Subsidiaries of the Company, on the one hand, and Parent, Merger Sub or any of their Affiliates, on the other hand, or (vii) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the Transactions. For purposes of considering any matter set forth in this Section 1.04(b), the Continuing Directors shall be permitted to meet without the presence of the other directors. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder.
ARTICLE II
THE MERGER
          Section 2.01 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the TBCA, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity following the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Tennessee.
          Section 2.02 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place in New York, New York at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281 no later than the third (3rd) Business Day after the date the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties hereto entitled to the benefit of such conditions; provided, that, the Closing shall not take place earlier than one (1) month after the date a copy of this Agreement was mailed to the Company Shareholders (to the extent required by Section 48-21-105(e) of the TBCA).
          Section 2.03 Effective Time. At the Closing, the Company shall cause the Merger to be consummated by (i) executing, delivering and filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Tennessee in accordance with the relevant provisions of the TBCA and other applicable Law of the State of Tennessee and (ii) making all other filings or recordings required under the TBCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Tennessee, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Articles of Merger in accordance with the TBCA (such time as the Merger becomes effective is referred to herein as the “Effective Time”).
          Section 2.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          Section 2.05 Company Charter. The Company Charter, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Corporation following the Merger until thereafter amended in accordance with the provisions thereof or by applicable Law, subject to Section 6.12 hereof.
          Section 2.06 By-Laws. At the Effective Time, the by-laws of Merger Sub, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger, be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof or by applicable Law, subject to Section 6.12 hereof.
          Section 2.07 Directors and Officers. The parties hereto shall take all actions necessary so that, from and after the Effective Time, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (ii) the officers of Merger Sub as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
          Section 2.08 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:
          (a) Conversion of Company Common Stock. Except as otherwise provided in Section 1.08(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to the Offer Price (subject to any applicable withholding Tax) (the “Merger Consideration”);
          (b) Cancellation of Company Common Stock. Each share of Company Common Stock (i) held by the Company as treasury stock or (ii) owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled without any conversion and shall cease to exist, and no payment or distribution shall be made with respect thereto; and
          (c) Common Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.
          Section 2.09 Company Compensatory Awards. (a) Each Company Stock Option that is outstanding immediately prior to the Change in Control, whether or not then vested and exercisable, shall become fully vested and exercisable immediately prior to the Change in Control. With respect to such Company Stock Options:
     (i) each Company Stock Option for which, as of the Change in Control, the Offer Price exceeds the exercise price per Share shall be canceled immediately following the Change in Control and, in exchange therefor, the Company shall pay to each former holder of such Company Stock Option as soon as practicable, but in no event later than fifteen (15) Business Days following the Change in Control, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the excess, if any, of the Offer Price over the exercise price per Share under such Company Stock Option and (2) the number of shares of Company Common Stock subject to such Company Stock Option; and
     (ii) each Company Stock Option that is outstanding immediately prior to the Change in Control for which, as of the Change in Control, the Offer Price does not exceed the exercise price per Share shall be cancelled without any cash payment being made in respect thereof.
          (b) Each Company RSU and Company Restricted Stock Award that is outstanding immediately prior to the Change in Control, whether or not then vested, shall become fully vested immediately prior to, and then shall be canceled at, the Change in Control (the “Canceled Restricted Awards”), and, in exchange therefor, the Company shall pay to each former holder of any such Canceled Restricted Awards, as soon as practicable but in no event later than fifteen (15) Business Days following the Change in Control, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the Offer Price and (2) the number of shares of Company Common Stock subject to such Canceled Restricted Awards.
          (c) Each Company PSU that is outstanding immediately prior to the Change in Control, whether or not then vested, shall vest as provided in (ii) below immediately prior to,

and then shall be canceled in full at, the Change in Control, and, in exchange therefor, the Company shall pay to each former holder of any such Company PSUs, as soon as practicable but in no event later than fifteen (15) Business Days following the Change in Control, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the Offer Price and (2) the number of shares of Company Common Stock subject to such Company PSUs that vest in accordance with this subsection (c); notwithstanding anything herein to the contrary, Parent and the Company shall cause all such payments with respect to Company PSUs to be paid in a manner which complies with the requirements of Section 409A of the Code. For the avoidance of doubt, (i) in the event the Change in Control occurs prior to the end of the relevant fiscal period, the number of Company PSUs vesting pursuant to the prior sentence shall be based on a deemed achievement of performance conditions at target level, and (ii) in the event the Change in Control occurs or has occurred subsequent to the end of the relevant fiscal period, the number of Company PSUs vesting pursuant to the prior sentence shall be based on the level of such actual Company performance as determined by the Company, in accordance with the applicable Company PSU award agreement and applicable Company Stock Plan.
          (d) The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.09, including making any determinations and/or resolutions of the Company’s Board of Directors or a committee thereof or any administrator of a Company Stock Plan as may be necessary and satisfying any requirement to notify the holders of Company Compensatory Awards as may be required under the Company Stock Plans.
          (e) Subject to Parent’s compliance with the preceding provisions of this Section 2.09, the parties hereto agree that, following the Acceptance Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, or other Company Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any Equity Interest (including, but not limited to, any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.
          (f) To the extent the holder of any Company Compensatory Award is subject to taxation outside of the United States, any payments under this Section 2.09 shall be made in the jurisdiction and/or from the entity from which such individual is paid salary or wages in the normal course of business, to the extent permitted by applicable Law.
          (g) For purposes of this Section 2.09, the term “Change in Control” shall have the meaning set forth in the Company Stock Plan applicable to each Company Stock Option, Company RSU, Company Restricted Stock Award, or Company PSU.
          Section 2.10 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding the grant (other than any grants not made in accordance with this Agreement), exercise or settlement of any Company Compensatory Awards, then the

Merger Consideration shall be appropriately adjusted to reflect such change in capitalization. Notwithstanding the foregoing, nothing contained herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
          Section 2.11 Merger Without Meeting of Shareholders. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Merger Sub shall own a number of shares of Company Common Stock that meets or exceeds the Short Form Threshold, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time without a Company Shareholders Meeting in accordance with the applicable provisions of the TBCA.
ARTICLE III
EXCHANGE OF SHARES
          Section 3.01 Exchange Agent. Prior to the Effective Time, Parent shall designate a United States bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) to receive, for the benefit of the Company Shareholders, funds representing the aggregate Merger Consideration to which Company Shareholders shall become entitled pursuant to Section 1.08(a) (the “Exchange Fund”) and for the purpose of exchanging the Merger Consideration for certificates representing shares of Company Common Stock (the “Common Stock Certificates”) or uncertificated shares of Company Common Stock (the “Uncertificated Shares”). The Exchange Agent shall also act as the agent for the Company Shareholders for the purpose of holding the Common Stock Certificates and shall obtain no rights or interests in the shares represented by such Certificates. Parent shall deposit or cause to be deposited cash in an amount sufficient to pay the aggregate Merger Consideration with the Exchange Agent by wire transfer of immediately available funds at or prior to the Effective Time.
          Section 3.02 Exchange Procedures. (a) As soon as reasonably practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each record holder of shares of Company Common Stock (other than Excluded Shares) at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Stock Certificates shall pass, only upon proper delivery of the Common Stock Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Common Stock Certificates in exchange for payment of the Merger Consideration.
          (b) Each record holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Common Stock Certificate, together with a properly completed and executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger

Consideration (subject to any applicable withholding Tax), for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall be canceled. Until so surrendered or transferred, as the case may be, each such Common Stock Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive, in accordance with the terms hereof, the Merger Consideration.
          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Common Stock Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Common Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, in each case, as determined by the Exchange Agent and as set forth in the letter of transmittal and related instructions and (ii) the Person requesting such payment shall pay to the Exchange Agent any Taxes required as a result of such payment to a Person other than the registered holder of such Common Stock Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such Taxes have been paid or are not payable.
          Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock. If, after Effective Time, any Common Stock Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby in accordance with the procedures set forth in this Article III.
          Section 3.04 Termination of Exchange Fund. Any portion of the Merger Consideration deposited or otherwise made available to the Exchange Agent (including any proceeds of any investments thereof) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration to which such holders are entitled to under Section 1.08 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar applicable Laws) for payment of the consideration in respect of such Company Common Stock without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any amounts paid to a Governmental Authority or public official pursuant to applicable abandoned property, escheat or similar applicable Laws.
          Section 3.05 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
          Section 3.06 Lost Certificates. If any Common Stock Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, an agreement of indemnification in form reasonably satisfactory to the Surviving Corporation or the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen, defaced or destroyed Common Stock Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such certificate, as contemplated by Section 1.08.
          Section 3.07 No Further Ownership Rights. From and after the Effective Time, the holders of Common Stock Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for in this Agreement or by applicable Law.
          Section 3.08 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except (i) as disclosed (A) in the reports, statements, schedules, forms and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, on or after January 1, 2010 and prior to the date of this Agreement (such documents, in respect of such periods, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”) (but, in each case, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”)or (ii) as set forth in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement, which Company Disclosure Schedule identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section or subsection of the Company Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:
          Section 4.01 Organization, Standing and Corporate Power. (a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (or equivalent status, to the extent such concept exists) under the Laws of the state of its incorporation, formation or organization, as the case may be, and has all requisite corporate, partnership or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except for such failures to be duly organized, validly existing or in good standing (or equivalent status, to the extent such concept exists) or to have corporate, partnership or similar power or authority that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
          (b) Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status, to the extent such concept exists) in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets currently owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
          (c) The Company has made available to Parent true and complete copies of the Company Charter and by-laws of the Company (together, the “Company Charter Documents”) and the organizational or governing documents of each of its Subsidiaries, in each case, as amended to the date of this Agreement. All such Company Charter Documents and organizational or governing documents of each of its Subsidiaries are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter Documents and none of the Company’s Subsidiaries is in violation of any of the provisions of its organizational or governing documents except where such failures or violations would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
          Section 4.02 Corporate Authorization. (a) The Company has all necessary corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and adopted by the Company’s Board of Directors. Except for (i) obtaining the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock in favor of the approval of this Agreement (the “Company Shareholder Approval”) and (ii) filing the Articles of Merger with the Secretary of State of the State of Tennessee, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (clauses (i) and (ii) together, the “Bankruptcy and Equity Exception”).
          (b) At a meeting duly called and held, the Company’s Board of Directors, by resolutions duly adopted at such meeting (which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any substantive way), has (i) unanimously determined that the terms of the Transactions and transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company Shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the Transactions, (iii) unanimously resolved, subject to Section 6.03(e), to recommend that the Company Shareholders approve this Agreement and the Transactions (such recommendation, the “Company Board Recommendation”) and (iv) has directed that this Agreement and the Transactions be submitted to the Company Shareholders for approval, if required.
          Section 4.03 Governmental Authorization. Except for (a) filings required under, and compliance with other applicable requirements of, (i) the Exchange Act, and any other applicable federal securities Laws, (ii) state securities or “blue sky” Laws and (iii) the rules and regulations of the NYSE, (b) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee pursuant to the TBCA, (c) filings required under, and compliance with other applicable requirements of, the HSR Act or any foreign antitrust, competition or similar Laws, (d) any notices, applications, authorizations or licenses required under the FDCA and the regulations of the FDA promulgated thereunder and (e) any required applications and filings with, or approvals from, the New Jersey Department of Environmental Protection in order to timely comply with the New Jersey Industrial Site Recovery Act and the regulations promulgated thereunder, no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 4.04 No-Conflict. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions of this Agreement, will (a) assuming that the Company Shareholder Approval (if required by applicable Law to consummate the Merger) is obtained, conflict with or violate the Company Charter Documents, (b) assuming that the consents, approvals and filings referred to in Section 4.03 and the Company Shareholder Approval (if required by applicable Law to consummate the Merger) are obtained and made, violate any Restraint or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (c) violate, breach, result in the loss of any benefit under, conflict with any provisions of, or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract, to which the Company or any of its Subsidiaries is a party, or by which they and any of their respective properties or assets may be bound or affected, except in the case of clauses (b) and (c) for such violations, breaches, losses, conflicts, defaults, terminations, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 4.05 Capitalization. (a) As of the close of business on October 8, 2010 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 600,000,000 shares of Company Common Stock, of which 249,927,596 shares were issued and outstanding (inclusive of shares of Company Restricted Stock Awards granted pursuant to the Company Stock Plans) and no shares were held in the treasury of the Company and (ii) 15,000,000 shares of Company Preferred Stock, of which no shares were issued and outstanding. There are no other classes of capital stock of the Company authorized or issued and outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights.
          (b) From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of Company Capital Stock or Equity Interests of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options, the vesting of Company Restricted Stock Awards or the settlement of Company RSUs and Company PSUs, in each case, outstanding as of the Capitalization Date under the Company Stock Plans. As of the close of business on the Capitalization Date, there were no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from the Company other than Company Stock Options, Company RSUs, Company PSUs and the Company Convertible Notes as set forth in Section 4.05(b) of the Company Disclosure Schedule. Section 4.05(b)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Stock Options, Company RSUs, Company PSUs, Company Restricted Stock Awards or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. Immediately prior to the Acceptance Time, the Company will provide to Parent a true and complete list, as of the Acceptance Time, of the number of shares of Company Common Stock subject to Company Stock Options, Company RSUs, Company PSUs, Company Restricted Stock Awards or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof.
          (c) Other than Company Convertible Notes, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote are issued or outstanding.
          (d) As of the date of this Agreement, (i) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Plans, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with awards under the Company Stock Plans or otherwise, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or any of its Subsidiaries (other than under the Company Stock Plans) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act.
          (e) As of the date of this Agreement, there are no outstanding obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any shares of Company Common Stock, Company Preferred Stock or other Equity Interests in the Company.
          Section 4.06 Subsidiaries. (a) Other than the Subsidiaries of the Company, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other Equity Interest or any other capital stock of any Person, and there are no silent partnerships, sub-partnerships and/or similar rights with respect to the Company or any Subsidiary of the Company.
          (b) All outstanding shares of capital stock, voting securities or other Equity Interests of each Subsidiary of the Company are duly authorized, validly issued and fully paid, non-assessable; and all such securities are owned beneficially and of record by the Company or another wholly-owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens). As of the date of this Agreement, there are no outstanding obligations of any Subsidiary of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any shares of Equity Interests in any Subsidiary of the Company.
          (c) There are no (i) outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue, transfer, sell or deliver any shares of capital stock, voting securities or other Equity Interests of any Subsidiary of the Company or any securities or obligations convertible into, exchangeable or exercisable for any shares of capital stock, voting securities or other Equity Interests of a Subsidiary of the Company or (ii) other options, calls, warrants or other rights, agreements, arrangements or commitments relating to the capital stock, voting securities or other Equity Interests of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party.
          (d) Section 4.06(d) of the Company Disclosure Schedule sets forth, as of the date hereof, for each of the Company’s Subsidiaries: (i) its jurisdiction of organization, (ii) its authorized capital stock or other Equity Interests, (iii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iv) the record owner(s) thereof. Except for the ownership of Equity Interests in the Company’s Subsidiaries and investments in marketable securities and cash equivalents, none of the Company or any of its Subsidiaries owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
          Section 4.07 SEC Filings and the Sarbanes-Oxley Act. (a) All of the Company SEC Documents filed by the Company with the SEC in respect of reporting periods commencing on or after January 1, 2008 have been timely filed. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), such Company SEC Documents complied in all material respects with applicable Law, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of such Company SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC in respect of reporting periods commencing on or after January 1, 2008 (excluding all letters received from the SEC indicating that the SEC would not be reviewing any registration statement filed with the SEC by the Company) and relating to such Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, there are no ongoing SEC inquiries or investigations regarding accounting practices of the Company or otherwise regarding the Company.
          (b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto) complied at the time they were filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with GAAP (except as may be indicated in the notes thereto), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the financial statements for any quarter of the current fiscal year, to normal year-end audit adjustments).

          (c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or any Company SEC Documents.
          (d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents. Since January 1, 2008 through the date of this Agreement, (i) neither the Company nor any of the Company’s Subsidiaries, nor, to the Knowledge of the Company, has any director or executive officer of the Company or any of the Company’s Subsidiaries received any material complaint, allegation, assertion or claim, in writing that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.
          (e) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (f) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
          (g) The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2008, neither the Company nor any of its Affiliates has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of the Company. Since December 31, 2007, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.
          Section 4.08 Indebtedness. Except for Indebtedness reflected on the Company Financial Statements, the Company has not, since December 31, 2009 through the date hereof, incurred any Indebtedness.
          Section 4.09 Information Supplied. (a) The information supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the time the Offer Documents are filed with the SEC or at the time the Offer Documents are first published, sent or given to the Company Shareholders, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.
          (b) The Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC or at the time the Schedule 14D-9 is first sent to the Company Shareholders not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9.
          Section 4.10 Absence of Certain Changes. Since January 1, 2010 through the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and there has not been (i) any event, occurrence, development or state of circumstances, facts or condition in such period that has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Acceptance Time without Parent’s consent, would constitute a breach of Section 6.01(b) (other than Section 6.01(b)(ii) (to the extent the Company has issued Company Compensatory Awards since the January 1, 2010), (vii)(A) through (E), (xiv), (xv), (xvii), (xix), (xxi), (xxii) and (xxiv) (to the extent that it relates to the foregoing subsections)).
          Section 4.11 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the most recent audited Company Financial Statements (or stated in the notes thereto) and (b) for liabilities and obligations incurred since July 1, 2010 in the ordinary course of business consistent with past practice, which are not and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has any liabilities of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would be required by GAAP to be reflected in the Company Financial Statements (or in the notes thereto).
          Section 4.12 Compliance with Laws and Court Orders; Permits. (a) Since January 1, 2008, the Company and its Subsidiaries are and have been in compliance with all Laws applicable to them, any of their properties or other assets or any of their businesses or operations, except where any such failure to be in compliance has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened that, in each case, has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have been and are in compliance with the terms of the certain Corporate Integrity Agreement between the Company and the Office of Inspector General of Health and Human Services, dated October 28, 2005.
          (b) The Company and each of its Subsidiaries (or their respective agents) hold all licenses, franchises, permits, certificates, consents, orders, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets, and to carry on their businesses as currently conducted (collectively, “Permits”) and each of the Permits is in full force and effect, except for such Permits that the failure to hold or be in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit that is material to the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is, and since January 1, 2008 has been in compliance with the terms of its Permits, except where non-compliance with such Permit would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2008 from any Governmental Authority or to the

Knowledge of the Company, from any employee, licensee, licensor, vendor or supplier of the Company or any of its Subsidiaries that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any material liability under, any Permit that is material to the Company and its Subsidiaries taken as a whole, or relating to the revocation or modification of any Permit that is material to the Company and its Subsidiaries taken as a whole. The consummation of the Transactions, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries, taken as a whole.
          Section 4.13 Material Contracts. (a) As of the date of this Agreement, none of the Company, any of its Subsidiaries or their respective properties or other assets is a party to or bound by any Contract (other than Company Plans and Foreign Plans):
     (i) pursuant to which the Company, any of its Subsidiaries or any other party thereto has material continuing obligations, rights or interests and including annual payments by the Company and its Subsidiaries of $3,000,000 or more relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company or any of its Subsidiaries is currently engaged in research or development, including but not limited to: (A) non-disclosure agreements relating to potential business combinations or acquisitions or similar transactions involving the Company or any of its Subsidiaries, (B) material manufacture or supply services or material Contracts with contract research organizations for clinical trials-related services (C) material transfer Contracts for pre-clinical products or clinical products of the Company or any of its Subsidiaries with commercial, pharmaceutical or biotechnology companies; (D) Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product or clinical product candidate of the Company or any of its Subsidiaries; and (E) Contracts pursuant to which the Company has minimum purchase obligations;
     (ii) that contains any non-compete or exclusivity provision or limits or purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries (or which following the consummation of the Transactions would reasonably be expected to limit the ability of the Surviving Corporation) in a manner that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (A) to compete in any line of business, in any geographic area or with any Person and (B) to sell to or purchase from any other Person or entity;
     (iii) that is a joint-venture or partnership agreement or other similar agreement or arrangement involving annual payments of $1,000,000;
     (iv) for the acquisition, disposition or lease of businesses (whether by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2008;
     (v) that is a loan or credit agreement, indenture, note or other Contract or instrument relating to or evidencing Indebtedness for borrowed money (including any guarantee thereto) that has outstanding Indebtedness in a principal amount in excess of $1,000,000 or any Contract pursuant to which Indebtedness for borrowed money may be incurred or guaranteed in a principal amount in excess of $1,000,000, including any Contract that is a financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities;
     (vi) that is a mortgage, pledge, security agreement, deed of trust, capital lease or similar agreement that creates or grants a Lien on any material property or asset of the Company or any of its Subsidiaries, in each case involving annual payments of more than $1,000,000;
     (vii) that is a Collective Bargaining Agreement;
     (viii) that is a “standstill” or similar agreement;
     (ix) that is a Contract granting a right of first refusal or first negotiation to any Third Party over any material assets of the Company; or
     (x) that is any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
All Contracts, arrangements, commitments or understandings described in this Section 4.13(a), together with all Contracts, arrangements, commitments or understandings set forth as an exhibit to the Company SEC Documents, shall be collectively referred to as the “Material Contracts.”
          (b) Except, in each case, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, (i) each of the Material Contracts is valid, binding and in full force and effect with respect to the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and enforceable, in all material respects, in accordance with its terms by the Company and its Subsidiaries party thereto (subject to the Bankruptcy and Equity Exception); (ii) the Company and each of its Subsidiaries has performed all material obligations required to be performed by them under the Material Contracts to which they are parties; (iii) to the Knowledge of the Company, each other party to a Material Contract has performed all material obligations required to be performed by it under such Material Contract and (iv) no party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Material Contract, has repudiated in writing any material provision thereof. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under any Material Contract or any other Contract to which it is a party or by which it or any of its material properties or assets is bound, except for violations or defaults that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          Section 4.14 Litigation. There is no complaint, claim, action, suit, arbitration, mediation or proceeding (each, an “Action”) pending or, to the Knowledge of the Company, any Action or investigation pending and not served or threatened, to which the Company or any of its Subsidiaries is a party that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There are no outstanding judgments, writs, injunctions, decrees or orders of any Governmental Authority against or binding on the Company or its Subsidiaries that have had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There are no internal investigations or internal inquiries that, since January 1, 2008, have been conducted by or at the direction of the Company’s Board of Directors (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.
          Section 4.15 Properties. (a) Section 4.15(a)(i) of the Company Disclosure Schedule sets forth a true and complete list (by address, if available) of all real property owned in fee by the Company or any of its Subsidiaries as of the date of this Agreement and material to the business of the Company and its Subsidiaries, taken as a whole (collectively, the “Owned Real Property”). The Company or one of its Subsidiaries, as the case may be, holds good, indefeasible, insurable, marketable (subject to any state of facts an accurate survey would show, provided same does not prohibit or materially impair the current use and operation of such parcel of Owned Real Property) and valid fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens. There are no outstanding options or rights of first refusal or offer to purchase or lease the Owned Real Property, or any portion thereof or interest therein. There are no parties (other than the Company and its Subsidiaries) in possession of any Owned Real Property.
          (b) Section 4.15(b)(i) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries as tenant, subtenant or occupant as of the date of this Agreement and material to the business of the Company and its Subsidiaries, taken as a whole (collectively, the “Leased Real Property”). To the Knowledge of the Company or the applicable Subsidiary of the Company, no Real Property Lease is subject to any Lien, including without limitation, any right to the use or occupancy of any Real Property (as defined below), other than Permitted Liens. Each Real Property Lease constitutes the entire agreement between the parties thereto with respect to the Real Property leased thereunder, and is, with respect to the Company or the applicable Subsidiary of the Company, a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to the Bankruptcy and Equity Exception. The Company has not received any written notice of termination or cancellation of or of a breach or default under any Real Property Lease that remains uncured as of the date of the Agreement nor, to the Knowledge of the Company, has any event occurred which, with notice or lapse of time or both, would constitute a breach or default under any such Real Property Lease, or permit the termination or cancellation of any such Real Property Lease. With respect to the Real Property, Section 4.15(b)(ii) of the Company Disclosure Schedule also contains a true and complete list as of the date hereof of all agreements under which the Company or any of its Subsidiaries is, as of the date hereof, the landlord, sublandlord, tenant, subtenant or occupant that have not been terminated or expired as of the date hereof and are material to the business of the Company and its Subsidiaries, taken as a whole (each a “Real Property Lease”). The Company has heretofore made available to Parent true and complete copies of the Real Property Leases.
          (c) The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property.” Neither the Company nor any of its Subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and the Company has not received written notice threatening any such proceedings, in each case, affecting any material portion of the Real Property. Neither the Company nor any of its Subsidiaries has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding pertaining to or affecting any material portion of the Real Property. As of the date hereof, none of the material improvements located on any parcel of Real Property that is material to the business of the Company and its Subsidiaries, taken as whole, has been damaged by a fire or other casualty and not been restored and repaired either (i) to substantially the same condition they were in prior to such event or (ii) to a condition necessary for the use of the Company in the ordinary course.
          (d) To the Knowledge of the Company, there are no conditions or defects, latent or otherwise, to the Real Property that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          Section 4.16 Intellectual Property. (a) Section 4.16(a) of the Company Disclosure Schedule sets forth a true and complete list as of October 3, 2010, of all material (i) unexpired and unabandoned (as reflected in the records of the appropriate IP Governmental Authority, assuming such records of such IP Governmental Authority have been timely and accurately updated as of October 3, 2010) Patents, Trademarks, and Copyrights included in the Company Intellectual Property that are issued by or registered with an IP Governmental Authority, and domain names included in the Company Intellectual Property (regardless of whether filed by the Company or any of its Subsidiaries, or by any other Person) that are registered to the Company or any of its Subsidiaries, or to any other Person (according to the records of any domain registrars); and (ii) applications for registration of Patents or Trademarks included in the Company Intellectual Property pending with any IP Governmental Authority (regardless of whether filed by the Company or any of its Subsidiaries, or by any other Person), in each case, with an IP Governmental Authority; indicating for each item (as applicable) the registration or application numbers, the filing, registration, or issue dates, the applicable filing jurisdiction(s), titles of pending or unexpired and unabandoned (as reflected in the records of the appropriate IP Governmental Authority, assuming such records of such IP Governmental Authority have been timely and accurately updated as of October 3, 2010) issued Patents and registered Copyrights, and, to the Knowledge of the Company, all third party co-owners or joint owners, if any, of such Company Intellectual Property.
          (b) Section 4.16(b)(i) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement, of all material Contracts (other than Ordinary Course Agreements; Contracts for standard, off-the-shelf software commercially available on standard terms from Third-Party vendors; and non-material software and other information technology Contracts, including non-material click-wrap, shrink-wrap, and subscription services agreements) pursuant to which the Company or any of its Subsidiaries licenses in or otherwise is authorized to practice any material Third-Party Intellectual Property that is necessary for the conduct of the business and operations (including both marketed products and product candidates under clinical or preclinical trial or development) of the Company and its Subsidiaries, taken as a whole, as presently conducted. Section 4.16(b)(ii) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof, of all material Contracts, other than Ordinary Course Agreements, pursuant to which the Company or any of its Subsidiaries licenses or otherwise provides a right to practice any material Company Intellectual Property to Third Parties. As of the date hereof, the Company has provided the Parent with access to true and complete copies of all Contracts listed on Section 4.16(b) of the Company Disclosure Schedule. To the Knowledge of the Company, there are no agreements listed on Section 4.16(b)(i) or Section 4.16(b)(ii) of the Company Disclosure Schedule between the Company or any of its Subsidiaries and any Third Party relating to Third Party Intellectual Property or Company Intellectual Property under which there is, as of the date of this Agreement, any material dispute that is evidenced in writing addressed to or by the Company or any of its Subsidiary regarding the scope of the performance of such agreement.
          (c) With respect to the Company Intellectual Property (other than domain names) listed on Section 4.16(a) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) the Company and/or at least one of its Subsidiaries own, jointly-own, or co-own (with any third party, as applicable) all right, title, and interest in and to such Company Intellectual Property; (ii) such Company Intellectual Property is free and clear of all Liens (other than Permitted Liens); and (iii) all issued Patents and registered Trademarks set forth on Section 4.16(a) of the Company Disclosure Schedule are valid, subsisting, and enforceable. To the Knowledge of the Company, none of the Company Intellectual Property is the subject of any outstanding written injunction, decree, order, or judgment, in each case, in which the Company or any of its Subsidiaries, or third party co-owners or joint owners is a party, that adversely restricts the use, transfer, registration, or licensing thereof by the Company or any of its Subsidiaries, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company Intellectual Property. Subject to Section 4.16(d) and with the exception that the Company makes no such representation or warranty with respect to the Patents, or the right to use the Patents, listed in Section 4.16(c) of the Disclosure Schedule, to the Knowledge of the Company, the Company and its Subsidiaries have rights to use all material Intellectual Property necessary to the conduct of the business or operations of the Company and its Subsidiaries, taken as a whole, as currently conducted (including the current operations with respect to marketed products and the current operations with respect to the development and marketing, if any, of product candidates under current clinical or current preclinical trial or development). Upon the execution of this Agreement and the consummation of the Merger, the Company and its Subsidiaries shall have the right to exercise all of their rights under agreements granting rights to the Company or any of its Subsidiaries with respect to Intellectual Property of Third Parties to the same extent and in the same manner they would have been able to had the Merger not occurred, without the payment of any additional consideration as a direct result of the execution of this Agreement and the consummation of the Merger and without the necessity of any Third Party consent as a result of such transactions, except in the case where the failure to have any such rights would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (d) To the Knowledge of the Company, the conduct of the business and the operations of the Company as currently conducted do not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Third Party, with the exception that the Company makes no such representation or warranty with respect to the Patents listed in Section 4.16(d) of the Disclosure Schedule. No claim is pending and either served or noticed in writing, on, upon, or against the Company or any of its Subsidiaries, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any written notice since October 11, 2008 (i) alleging that the conduct of the business and operations of the Company and its Subsidiaries, taken as a whole, as currently conducted infringes, dilutes, misappropriates, or otherwise violates the Intellectual Property of any Third Party in a manner that is material to the conduct of the business or operations of the Company and its Subsidiaries, taken as a whole, or (ii) challenging the validity, scope, use, or registrability of any Company Intellectual Property or the ownership by the Company or its Subsidiaries of such Company Intellectual Property or the right of the Company or any of its Subsidiaries to use such Company Intellectual Property.
          (e) To the Knowledge of the Company, no Person is infringing, misappropriating, diluting, or otherwise violating any material Company Intellectual Property, and since October 11, 2008, no such claims have been asserted in writing or, to the Knowledge of the Company, threatened in writing against any Person by the Company.
          (f) As of the date hereof, (i) none of the Company Intellectual Property that consists of Patents, Trademarks, and Copyrights and is listed on Section 4.16(a) of the Company Disclosure Schedule (the “Company Patents, Trademarks, and Copyrights”) is the subject of any pending litigation, reissue, interference, reexamination, or opposition proceeding that has been served upon, or for which written notice has been provided to, the Company or its Subsidiaries, (ii) the Company and its Subsidiaries have not received any written notice within the two (2) year period occurring immediately prior to the date hereof that any of the foregoing will hereafter be commenced, and (iii) to the Knowledge of the Company, the Company Patents, Trademarks, and Copyrights have been prosecuted in compliance in all material respects with all applicable Laws.
          (g) To the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Authority anywhere in the world were used, directly or indirectly, to develop or create in whole or in part, any material Company Intellectual Property, except for the use of any of such funding, facilities or personnel that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, with respect to the ownership or other rights of the Company and its Subsidiaries in or to the Company Intellectual Property, taken as a whole.
          (h) To the Knowledge of the Company, all current employees of the Company and its Subsidiaries who have contributed in any material respect to the creation or development of any Company Intellectual Property have been advised of, and consented to comply with, the Company policy as set out in the Company Employee Handbook, regarding the assignment to the Company or any of its Subsidiaries of any Intellectual Property arising or resulting from services performed for or on behalf of the Company or its Subsidiaries by such Persons during or in the scope of their employment. To the Knowledge of the Company, all consultants and independent contractors of the Company or its Subsidiaries who have contributed in any material respect to the creation or development of any Company Intellectual Property have entered into written agreements requiring such consultants and independent contractors either (i) to assign their rights, title and interests to such Company Intellectual Property to the Company or any of its Subsidiaries, or (ii) to authorize either the Company or its Subsidiary to use such Company Intellectual Property in the manner intended by the Company or such Subsidiary. To the Knowledge of the Company, no current or former employee, officer, director, consultant, or independent contractor of the Company or its Subsidiaries owns, or since October 11, 2008, has claimed in a writing addressed to the Company or any Subsidiary, any rights in any material Company Intellectual Property.
          (i) The Company and its Subsidiaries have used commercially reasonable efforts to protect the secrecy and confidentiality of the Company’s and its Subsidiaries’ material Trade Secrets that are owned by the Company or its Subsidiaries, or co-owned or jointly-owned by them with any third parties. To the Knowledge of the Company, all current and former employees of the Company and its Subsidiaries with access to the Company’s and its Subsidiaries’ material Trade Secrets that are owned by the Company or its Subsidiaries, or co-owned or jointly-owned by them with any third parties have been advised of, and consented to comply with, the Company policy as set out in the Company Employee Handbook regarding maintaining the confidentiality of such Trade Secrets of the Company and its Subsidiaries and not using such Trade Secrets except as authorized by the Company or any of its Subsidiaries. To the Knowledge of the Company, none of such current or former employees, officers, or directors is in violation of such confidentiality policy, except for violations that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, all consultants and independent contractors of the Company or its Subsidiaries who have access to or use any material Trade Secrets that are owned by the Company or its Subsidiaries, or co-owned or jointly-owned by them with any third parties have entered into written agreements regarding maintaining the confidentiality of such Trade Secrets of the Company and its Subsidiaries and not using such Trade Secrets except as authorized by the Company or any of its Subsidiaries.
          (j) The Company and its Subsidiaries have used commercially reasonable efforts to (i) protect from unauthorized disclosure all personally identifiable information of employees and any Third Parties (including participants in clinical trials) that they own or control, and (ii) protect from unauthorized disclosure by the Company or its Subsidiaries, or their respective employees acting within the scope of their employment, all personally identifiable information of employees and any Third Parties (including participants in clinical trials) that they have access to, including (for both (i) and (ii) herein) (x) complying with their own internal policies and procedures, and (y) to the Knowledge of the Company, complying in all material respects with all applicable Laws (if any) relating to such personally identifiable information.
          (k) To the Knowledge of the Company, the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, user interface, source code, object code, algorithms, databases, servers, workstations, tools, routers, hubs, switches, data communications lines, and all other information technology equipment (the “IT Assets” ) (x) operate and perform in all material respects as necessary to their business and operations as presently conducted, except for those failures to operate or perform that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; and (y) have not materially failed within the past two years, except for those failures that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets, except where the unauthorized access would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
          (l) To the Knowledge of the Company, the Company does not own any material proprietary software, including object code and source code, that are used in or necessary for use in the Company’s business or operations. The Company has implemented commercially reasonable backups and security measures to duplicate, store, and protect its material information that is stored in electronic form or media.
          (m) Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the sole and exclusive representations and warranties of the Company with respect to Company Intellectual Property.
          Section 4.17 Taxes. (a) The Company and each of its Subsidiaries have timely filed (or caused to be timely filed) all material Tax Returns required to be filed by them, which Tax Returns are true and complete in all material respects, and have paid (or caused to be paid) all material amounts of Taxes required to be paid by them (whether or not shown to be payable on such Tax Returns and including any assessed deficiency resulting from an audit, examination or other proceeding with respect to a material amount of Taxes), other than any such Taxes for which adequate reserves have been established, in accordance with GAAP, on the consolidated financial statements included in the most recent Company SEC Documents. The Company and each of its Subsidiaries have withheld and paid over to the appropriate Governmental Authorities all material amounts of Taxes required to have been withheld and paid over by them, and have complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, creditor, independent contractor or other Person. No audit, examination or other proceeding is pending against the Company or any of its Subsidiaries for any alleged deficiency involving a material amount of Taxes, and neither the Company nor any of its Subsidiaries has been notified of any such potential audit, examination or other proceeding. Neither the Company nor any of its Subsidiaries has executed a waiver or extension of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or any of its Subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amount of Taxes. There are no Liens for Taxes with respect to any assets of the Company or any of its Subsidiaries, other than any statutory Liens for Taxes not yet due and payable for which adequate reserves have been established, in accordance with GAAP, on the consolidated financial statements included in the most recent Company SEC Documents. The relevant statute of limitations is closed with respect to the federal and material state and local (and, to the Knowledge of the Company, material foreign) income and franchise Tax Returns of the Company and each of its Subsidiaries for all taxable periods through December 31, 2004.
          (b) Neither the Company nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or prior to the Closing; (iii) election pursuant to Section 108(i) of the Code made effective on or prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable or similar provisions of applicable Law); (v) installment sale or open transaction disposition made on or prior to the Closing; or (vi) prepaid amount received on or prior to the Closing. During the preceding three (3) years, no claim has been made by a Governmental Authority in the United States and, to the Knowledge of the Company, in a foreign jurisdiction, in either case, where none of the Company or any of its Subsidiaries files Tax Returns that the Company or its Subsidiary, as applicable, is or may be liable for a material amount of income or franchise Taxes in that jurisdiction, which Taxes have not been paid or adequately reserved for, in accordance with GAAP, on the consolidated financial statements included in the most recent Company SEC Documents.
          (c) Neither the Company nor any of its Subsidiaries is (or has been) included in any affiliated, consolidated, combined or unitary group, other than any such group for which the Company, any Subsidiary or any predecessor of any Subsidiary, as applicable, is or was the common parent. Neither the Company nor any of its Subsidiaries has any actual or potential liability for Taxes of any Person other than the Company or any of its Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any comparable or similar provisions of applicable Law, including any arrangement for group or consortium relief), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise. Neither the Company nor any of its Subsidiaries is a party to (or is bound by) any Tax sharing, allocation or indemnity agreement or any similar agreement, arrangement or practice with respect to Taxes. No power of attorney with respect to a material amount of Taxes has been executed or filed with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries, which power of attorney remains in effect.
          (d) The current liability with respect to unpaid Taxes of the Company and each of its Subsidiaries as of the date of the most recent Company SEC Documents does not, in the aggregate, exceed by a material amount the amount of the current liability accruals with respect to Taxes (excluding reserves for deferred Taxes) reflected on the consolidated financial statements included in the most recent Company SEC Documents. The consolidated financial statements of the Company comply with the requirements of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (Accounting for Uncertainty in Income Taxes), as codified in FASB SAC 740 (“FIN 48”). Since the date of the most recent Company SEC Documents, neither the Company nor any of its Subsidiaries has incurred any liability with respect to Taxes arising from extraordinary gains or losses (within the meaning of GAAP) outside the ordinary course of business in accordance with past custom and practice. The Company has authorized Parent to access the work papers of the outside auditors of the Company and its Subsidiaries with respect to (i) the components of the accrual for deferred Taxes contained on the consolidated financial statements included in the most recent Company SEC Documents and (ii) compliance with FIN 48.
          (e) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all transactions between and among the

Company and any of its Subsidiaries have been made at arm’s length for all applicable Tax purposes, and (ii) the Company and each of its Subsidiaries have satisfied the documentation requirements for all transfer pricing arrangements for purposes of Section 482 of the Code (and any comparable or similar provisions of applicable Law). Neither the Company nor any of its Subsidiaries has a material amount of deferred gain or loss arising out of any deferred intercompany transactions (as described in Treasury Regulation Section 1.1502-13). The Company has made available to Parent true and complete copies of (i) all material Tax Returns (including amendments) of the Company and each of its Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired; (ii) all material Tax rulings, revenue agent reports, settlement agreements, and “closing agreements” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) submitted by, received by or agreed to by or on behalf of the Company or any of its Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired; and (iii) all schedules identifying each Tax exposure that the Company or any of its Subsidiaries has recognized in accordance with FIN 48 (or any comparable or similar provisions of applicable Law). In the event Proposed Treasury Regulation Section 1.6012-2 were finalized in its current form, neither the Company nor any of its Subsidiaries would be required to disclose any items other than those addressed in the schedules identified in clause (iii) of the immediately preceding sentence.
          (f) Neither the Company nor any of its Subsidiaries is a party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4 (or, to the Knowledge of the Company, any comparable or similar provisions of applicable Law). Neither the Company nor any of its Subsidiaries has constituted (or will constitute) a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) in the three (3) years prior to the Closing. Neither the Company nor any of its Subsidiaries has filed an Internal Revenue Service Form 8832 or otherwise elected to change its classification for federal income Tax purposes.
          Section 4.18 Employee Benefit Plans. (a) Section 4.18(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of each material deferred compensation, incentive compensation, sales incentive, stock purchase, stock option and other equity or equity-based compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, disability, Section 125 flexible benefit, life insurance, retiree health insurance, retiree life insurance, and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA; each retirement, defined benefit pension, savings, individual account based savings, supplemental retirement plan, profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each fringe benefit, bonus, employment, consulting, retention, change in control, termination or severance plan, program, fund, agreement or arrangement; and each other material employee benefit plan, fund, program or agreement or arrangement, in each case, whether oral or written, whether or not subject to ERISA, that is, in each case, sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or its or their ERISA Affiliates, or to which the Company, any of its Subsidiaries or any of its or their ERISA Affiliates is party, for the benefit of any director, employee, consultant, or independent contractor or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or could have any liability, contingent or otherwise, including as a result of its or their ERISA Affiliates, other than a Foreign Plan (as defined in Section 4.18(k)) (the “Company Plans”).
          (b) With respect to each Company Plan, the Company has made available to Parent true and complete copies of (i) each Company Plan and any amendments thereto, (ii) the most recent summary plan descriptions with respect to each Company Plan, to the extent applicable, (iii) any related trust or other funding vehicle, (iv) the most recent Form 5500 and (v) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of Code. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified or, if no such determination has been made, an application for such determination is pending with the Internal Revenue Service. Nothing has occurred with respect to the operation of each such Company Plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or under the Code.
          (c) No Company Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, nor is any Company Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. There are no material unfunded liabilities (as defined in Section 4001(a)(17) of ERISA) of any Company Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, for which any of Parent, the Company, the Surviving Company or any of its or their Subsidiaries or its or their ERISA Affiliates, could reasonably be expected to incur liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No liability under Title IV, Section 302 of ERISA or Section 412 of the Code has been incurred by the Company, any of its Subsidiaries or any of its or their ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Parent, Company, the Surviving Company, any of its or their Subsidiaries or any of its or their ERISA Affiliates of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation arising in the ordinary course (which premiums have been paid when due) and other than liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Company.
          (d) Neither the Company, any of its Subsidiaries nor any of its or their ERISA Affiliates have, within the six (6) years immediately preceding the date of this Agreement, withdrawn or partially withdrawn from any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA. Neither the Company, any of its Subsidiaries nor any of its or their ERISA Affiliates have, within the past twelve (12) months, received written notice from any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, or that such plan intends to terminate or has terminated.
          (e) Each Company Plan has been drafted, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including but not limited to ERISA and the Code, except that, with respect to any Company Plan acquired in connection with the acquisition of Alpharma, Inc., to the Knowledge of the Company, each such plan has been drafted, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including but not limited to ERISA and the Code.
          (f) Except to the extent required by Section 4980B of the Code, no Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for directors, consultants, independent contractors, employees or former directors, consultants, independent contractors, or employees of the Company or any of its Subsidiaries for periods extending beyond the last day of the month of their retirement or other termination of service. No Company Plan is funded, in whole or in part, through a voluntary employee’s beneficiary association exempt from taxation under Section 501(c)(9) of the Code.
          (g) Neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to severance pay or any other payment, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, or (iii) accelerate the time of payment or vesting of compensation due any such director, employee, consultant or independent contractor. No payment or benefit paid or provided, or to be paid or provided, whether contingent or otherwise, to current or former employees, directors or other service providers of or to the Company or any of its Subsidiaries (including pursuant to this Agreement) will fail to be deductible for federal income Tax purposes under Section 280G of the Code. No Company Plan or other agreement with any employee provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.
          (h) Within the three (3) years immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries have made any payments that have, or has been or is a party to any agreement, contract, arrangement or plan that have resulted, or will result, separately or in the aggregate, in the payment of any compensation which would be subject to the deduction limit imposed by Code Section 162(m).
          (i) There are no pending Actions, or to the Knowledge of the Company, threatened Actions, audits or investigations against any Company Plan, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any Company Plans, or otherwise involving any Company Plan (other than routine claims for benefits).
          (j) All contributions, premiums and benefit payments under or in connection with the Company Plans required to have been made under the terms of any Company Plan or pursuant to ERISA, the Code and applicable Law have been timely made in all material respects and all obligations in respect of each Company Plan, including, with respect to any period on or before the Acceptance Time, have been properly accrued and reflected in the Company SEC Documents.
          (k) To the Company’s Knowledge, Section 4.18(k) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of each Foreign

Plan. The term “Foreign Plan” shall mean (i) any material plan that would be a Company Plan under Section 4.18(a) except for the fact that it is maintained, sponsored or contributed to primarily for the benefit of any director, employee, consultant, or independent contractor or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or could have any liability, contingent or otherwise, as a result of its or their ERISA Affiliates who are or were providing services outside the United States and (ii) any plan that would be a Company Plan except for the fact that it is subject to any Law other than U.S. federal, state or local Law.
          Section 4.19 Employment Matters. (a) Section 4.19(a) of the Company Disclosure Schedule contains a true and complete table listing the number of employees employed by the Company and its Subsidiaries as of August 31, 2010 in each jurisdiction (by locality) in which the Company and/or its Subsidiaries regularly conduct business. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements or any other labor-related agreements with any labor union, labor organization or works council (“Collective Bargaining Agreements”), and no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization or works council in connection with their employment with the Company or any Subsidiary. There are no labor representation proceedings or petitions seeking a labor representation proceeding presently pending before the National Labor Relations Board or any other labor relations tribunal or any other Governmental Authority. To the Knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization; there are no strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to the Knowledge of the Company threatened; and neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three (3) years.
          (b) Within the past eighteen (18) months, neither the Company nor any of its Subsidiaries has failed to provide advance notice of layoffs or terminations as required by the Worker Adjustment and Retraining Notification Act or any state or local Laws, or any applicable Law for employees outside the United States, regarding the termination or layoff of employees or has incurred any liability or obligation which remains unsatisfied under such Laws.
          (c) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor (including, employment or labor standards, labor relations, occupational health and safety, human rights, workers’ compensation, severance payment, employment equity, pay equity, wage, hour and medical leave). No material claim with respect to payment of wages, salary or overtime pay is now pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any Governmental Authority, and there is no material charge or material proceeding before any Governmental Authority with respect to a violation of any occupational safety or health standards that is now pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

          (d) As of October 1, 2010, no current employee of the Company or any of its Subsidiaries at the vice president-level or above has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.
          Section 4.20 Environmental Matters. (a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:
     (i) to the Knowledge of the Company, there is no pending or threatened Environmental Claim or Environmental Liability regarding the Company or any of its Subsidiaries or any property currently, or formerly owned, operated or leased by the Company or its Subsidiaries;
     (ii) with respect to real property that is currently owned, leased or operated by the Company and its Subsidiaries, and to the Knowledge of the Company, with respect to real property that was formerly owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases, spills or discharges of Hazardous Materials at or from any of such real properties that has caused environmental contamination at any location that is reasonably likely to result in an obligation of the Company or any Subsidiary to investigate or remediate such environmental contamination pursuant to applicable Environmental Law or contractual agreement or otherwise result in any Environmental Claim or Environmental Liability;
     (iii) neither (i) the Company or any Subsidiary thereof, (ii) nor to the Knowledge of the Company, any predecessors of the Company or any Subsidiary thereof, (iii) nor to the Knowledge of the Company any entity previously owned by the Company or any Subsidiary thereof, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any third-party location that is reasonably likely to result in an Environmental Claim or Environmental Liability;
     (iv) none of the Owned Real Property or Leased Real Property has any pending obligations pursuant to the New Jersey Industrial Site Recovery Act N.J.S.A. 13:1K-6, et seq. (“ISRA” ), as a result of entering or consummating this Agreement none of the Owned Real Property or Leased Real Property will be subject to any ISRA obligations, and neither the Company nor any Subsidiary thereof has any pending or, to the Knowledge of the Company, foreseeable obligations pursuant to ISRA in regard to any property;
     (v) neither the Company nor any Subsidiary thereof has, either expressly or by operation of applicable Law, assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws;
     (vi) to the Knowledge of the Company, the Company has provided Parent with (a) environmental site assessments and substantially similar evaluations reasonably available and in its possession respecting material environmental conditions at currently owned and leased properties; and (b) the most recent written compliance audit reasonably available in its possession for current operating industrial facilities; and
     (vii) to the Knowledge of the Company, there are no other activities, conditions or circumstances, that would be reasonably likely to result in any material Environmental Claim or Environmental Liability.
          (b) Except as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of Company, the Company and each of its Subsidiaries are, and for the past five years have been, in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof).
          (c) Notwithstanding any other provision of this Agreement, this Section 4.20 sets forth the sole and exclusive representations and warranties of the Company with respect to Environmental Laws, Hazardous Materials and other environmental matters.
          Section 4.21 Regulatory Matters. (a) Each of the Company and its Subsidiaries (or their respective agents) has all material licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Authorities, including, but not limited to, all authorizations and registrations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, the Federal Controlled Substances Act of 1970 and the regulations of the U.S. Drug Enforcement Administration (the “DEA”) promulgated thereunder and all state controlled substance Laws and regulations and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, use, manufacturing, advertising, distribution and sale of the Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the Company or any such Subsidiary to own, lease and operate its properties or other assets and to carry on and operate its respective businesses as currently conducted (the “Company Permits”), and, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all such Company Permits are valid, and in full force and effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit, except as have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits.
          (b) Since January 1, 2008, all of the Company Products that are subject to the jurisdiction of the FDA, DEA or any other Company Regulatory Agency are being manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, advertised, promoted, detailed and distributed by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries in compliance in all material respects with all applicable requirements under any Company Permit or Laws, including applicable statutes and implementing regulations administered or enforced by the FDA, DEA or other Company Regulatory Agency, including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new Company Product, or adopt or use a new Trademark.
          (c) Since January 1, 2008, all preclinical studies and clinical trials, and other studies and tests conducted by or, to the Knowledge of the Company, on behalf of the Company or any of its Subsidiaries have been, and if still pending are being, conducted in compliance with all applicable Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, except where such noncompliance has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2008, no clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company or any of its Subsidiaries has been terminated or suspended prior to completion for safety or other non-business reasons, and neither the FDA nor any other applicable Company Regulatory Agency, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company or any of its Subsidiaries has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any ongoing clinical investigation conducted by or, to the Knowledge of the Company, on behalf of the Company or any of its Subsidiaries.
          (d) Since January 1, 2008, neither the Company nor any of its Subsidiaries has had any Company Product or manufacturing site (whether Company-owned or that of a contract manufacturer for Company Products) subject to a Company Regulatory Agency (including FDA and DEA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Company Regulatory Agency written notice of material inspectional observations, “warning letters,” “untitled letters” or written requests to make material changes, in each case as it applies to the Company Products or any of the Company’s manufacturing or distribution processes or procedures that if not complied with has not, and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
          (e) Section 4.21(e) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all recalls, field notifications, market withdrawals or replacements, written warnings, “dear doctor” letters, investigator notices, safety alerts, post-approval “serious adverse event” reports or other material written notice of action relating to an alleged lack of safety or regulatory compliance of the Company Products issued by the Company and/or any of its Subsidiaries since January 1, 2008 (“Safety Notices”).
          (f) Since January 1, 2008, all manufacturing operations conducted by or, to the Knowledge of the Company, for the benefit of the Company or any of its Subsidiaries have been conducted in material compliance with applicable Laws, including the provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211 for Company Products sold in the United States, and the respective counterparts thereof promulgated by Company Regulatory Agencies in countries outside the United States, except where the failure to so comply has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There are no pending or, to the Knowledge of the Company, threatened actions or proceedings by the FDA, DEA or any applicable foreign equivalent which would prohibit or materially impede the sale of any product currently manufactured and/or sold by the Company or any of its Subsidiaries into any market.
          (g) Since January 1, 2008, to the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws. Since January 1, 2008, none of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers or key employees has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No Actions that would reasonably be expected to result in such a material debarment are pending, and the Company has not received written notice that any such Actions are threatened against the Company, its Subsidiaries, or any of their respective officers or key employees.
          (h) Each of the Company and its Subsidiaries, and to the Knowledge of the Company its respective directors, officers, employees, and agents (while acting in such capacity) is, and at all times has been in compliance with all Health Care Laws applicable to the Company or any of its Subsidiaries or by which any or their respective properties, businesses, products or other assets is bound or affected, including, to the extent applicable, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), the Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Controlled Substances Act (21 U.S.C. §§ 801 et seq), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), state pharmaceutical assistance programs and regulations under such Laws (collectively, “Health Care Laws”), except for non-compliance that has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2008, none of the Company or any of its Subsidiaries has received any written notification, written correspondence or any other written communication from any Governmental Authority, including, without limitation, the FDA, the DEA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General, specifically alleging material non-compliance by, or liability of, the Company or any of its Subsidiaries, under any Health Care Laws.
          (i) None of the Company or any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Company Regulatory Agency, other than any such agreement, decree or order that has been previously disclosed in any other filing with a Company Regulatory Agency.
          (j) Neither the Company nor any of its Subsidiaries has received any written notice from the FDA, DEA or any other Governmental Authority that it has commenced, or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Company Product, or that it has commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any Company Products.
          (k) As to the Company Products for which a biological license application, new drug application, abbreviated new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 355, Section 351 of the PHSA or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and all applicable similar state and foreign regulatory requirements of any Governmental Authority, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As to each drug for which the Company has material sales, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company and any Subsidiary of the Company, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) and the list described in 21 U.S.C. § 335a(k)(2) and each such certification and list was true and complete in all material respects when made. In addition, the Company and each of its Subsidiaries is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207, except for failures to so comply that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
          (l) Notwithstanding any other provision of this Agreement, this Section 4.21 sets forth the sole and exclusive representations and warranties of the Company with respect to the regulatory matters described in this Section 4.21.
          Section 4.22 Insurance. (a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”) is in full force and effect and all related premiums have been paid to date.
          (b) The Company and its Subsidiaries are in compliance with the terms and conditions of the Insurance Policies, except for any non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
          (c) Except as has not, and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) under any Insurance Policy, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy.
          Section 4.23 Brokers and Finder’s Fees. Except for Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent the material terms of the engagement letter, including fees, between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions and any other transactions contemplated by this Agreement.
          Section 4.24 Opinion of Financial Advisor. The Company’s Board of Directors has received the opinion of the Company Financial Advisor, to the effect that, as of the date of the opinion, and based upon and subject to the considerations, limitations and other matters set forth therein, each of the Offer Price and the Merger Consideration to be received pursuant to this Agreement by Company Shareholders is fair, from a financial point of view, to the Company Shareholders.
          Section 4.25 Antitakeover Statutes. The Company’s Board of Directors has duly taken all actions so that no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (including under the TBCA and the Tennessee Business Combination Act) will prohibit the execution, delivery or performance of or compliance with this Agreement or the Transactions.
          Section 4.26 Foreign Corrupt Practices and International Trade Practices. (a) To the Knowledge of the Company, neither the Company or its Subsidiaries, nor any of their respective directors, officers, employees, agents, or representatives has directly or indirectly offered or paid anything of value to a Foreign Official for the purpose of obtaining or retaining business or securing an improper advantage.
          (b) To the Knowledge of the Company, neither the Company or its Subsidiaries, nor any of their respective directors, officers, employees, agents, or representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar U.S. or foreign Laws. None of the Company’s directors, officers, or, to the Knowledge of the Company, employees, agents or representatives is a “specially designated national” or blocked Person under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). To the Knowledge of the Company, the Company has not engaged in any business with any person or in any country that it is prohibited for a U.S. Person to engage in any business with or in under U.S. sanctions administered by OFAC.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
          Except as disclosed in the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Letter”) simultaneously with the execution of this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
          Section 5.01 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (or equivalent status, to the extent such concept exists) under the Laws of the state of its incorporation, formation or organization, as the case may be, and has all requisite corporate power and authority to carry on its business as now being conducted.
          Section 5.02 Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which each is a party and to perform their respective obligations hereunder and to consummate the Transactions. The consummation by Parent of the Transactions has been duly authorized by its Board of Directors. The execution, delivery and performance by Merger Sub of this Agreement, and the consummation by Merger Sub of the Transactions, has been duly authorized and adopted by its Board of Directors and approved by Parent (or one or more subsidiaries of Parent) as the shareholder or shareholders of Merger Sub. Except for filing the Articles of Merger with the Secretary of State of the State of Tennessee, no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms (subject to the Bankruptcy and Equity Exception).
          Section 5.03 Governmental Authorization. Except for (a) filings required under, and compliance with other applicable requirements of, (i) the Exchange Act, and any other applicable federal securities Laws (ii) state securities or “blue sky” Laws and (iii) the rules and regulations of the NYSE, (b) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee pursuant to the TBCA, (c) compliance with the TBCA, or any applicable Tennessee anti-takeover or investor protection statute and (d) filings required under, and compliance with other applicable requirements of, the HSR Act or any foreign antitrust, competition or similar Laws, no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by the Parent and Merger Sub of the Transactions, other than such other consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 5.04 No-Conflict. Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the provisions of this

Agreement, will (a) conflict with or violate the charter or by-laws (or similar documents) of Parent or Merger Sub, (b) assuming that the consents, approvals and filings referred to in Section 5.03 are obtained and made, violate any Restraint or Law applicable to Parent or any of its Subsidiaries (including Merger Sub), or (c) violate, breach or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or to which they may be bound, except in the case of clauses (b) and (c) for such violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 5.05 Ownership and Operations of Merger Sub. Parent owns, and at the Effective Time will own, beneficially and of record, all of the outstanding capital stock of Merger Sub either directly or indirectly through one or more of its wholly-owned subsidiaries. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, has not incurred any material obligations or liabilities except pursuant to this Agreement and has conducted its operations only as contemplated by this Agreement.
          Section 5.06 Information Supplied. (a) The information supplied by Parent, Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, and at the time the Schedule 14D-9 is first sent to the Company Shareholders, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.
          (b) The Offer Documents that will be provided to the Company Shareholders in connection with the Offer will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Offer Documents will, at the time the Offer Documents are filed with the SEC or at the time the Offer Documents are first sent to the Company Shareholders not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Offer Documents.
          Section 5.07 Brokers and Other Advisors. Except for J.P. Morgan Securities LLC (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
          Section 5.08 Sufficient Funds. Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the Transactions. Parent and Merger Sub have, and will have as of the Acceptance Time and Effective Time and the Closing, sufficient cash available to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the Transactions, including Parent’s and Merger Sub’s costs and expenses, the aggregate Merger Consideration on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash for such purpose.
          Section 5.09 Company Stock. (a) For purposes of the applicable provisions of the TBCA and the Company Charter Documents, neither Parent nor Merger Sub, alone or together with any other Person (i) is, nor at any time during the last three (3) years has it been, an “interested shareholder” of the Company under the TBCA or Company Charter Documents or (ii) has taken any action that would cause any anti-takeover statute under the TBCA to be applicable to this Agreement.
          (b) Neither Parent nor Merger Sub nor any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is the record holder of, and is not a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company, except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Merger Sub.
ARTICLE VI
COVENANTS
          Section 6.01 Conduct of the Company. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.01, except as (i) specifically permitted by any other provision of this Agreement (or as set forth in Section 6.01(a) of the Company Disclosure Schedule), (ii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or (iii) except with Parent’s consent in writing, the business of the Company and its Subsidiaries shall be conducted in the ordinary course consistent with the Company’s past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to (w) preserve their assets, (x) keep available the services of current officers, key employees and consultants of the Company and each of its Subsidiaries, (y) preserve the Company’s business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, consultants, regulators, business partners, clinical trial investigators or managers of its clinical trials and (z) comply in all material respects with applicable Law.
          (b) Except as specifically permitted by any other provision of this Agreement (or as set forth in Section 6.01(b) of the Company Disclosure Schedule) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.01, unless Parent otherwise consents in writing, neither the Company nor any of its Subsidiaries shall:

     (i) amend the Company Charter Documents or other similar organizational documents;
     (ii) (A) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries (the “Company Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, provided that the Company may issue shares of Company Common Stock, solely upon the exercise or settlement of Company Compensatory Awards that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement or upon the exercise of the Top-Up Option, in each case; (B) redeem, purchase or otherwise acquire any outstanding Company Securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any Company Securities, except in connection with the exercise or settlement of Company Compensatory Awards that are outstanding on the date of this Agreement and in accordance with their terms as of the date of this Agreement and consistent with past practice; (C) adjust, split, combine, subdivide or reclassify any Company Securities; (D) enter into any Contract with respect to the sale, voting, registration or repurchase of Company Common Stock, any other Company Securities or the capital stock of any Subsidiary of the Company; or (E) except as required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under (except as required by the terms of the Company Stock Plan in effect on the date of this Agreement), any provision of the Company Stock Plan or any agreement evidencing any outstanding stock option or other right to acquire Company Securities or any restricted stock purchase agreement or any similar or related contract;
     (iii) directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in, or business of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by the Company and the Company’s Subsidiaries in connection with all such transactions would exceed $2,000,000;
     (iv) sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Permitted Lien), any properties, rights or assets (including securities of the Company and the Company’s Subsidiaries, and the Company Intellectual Property) with a fair market value in excess of $1,000,000 individually or $5,000,000 in the aggregate to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practices, (B) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement and listed on Section 6.01(b)(iv) of the Company Disclosure Schedule, or (C) transfers among the Company and its Subsidiaries;

     (v) incur, create, assume or otherwise become liable for any Indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any Person) (or enter into a “keep well” or similar agreement), including through borrowings under any of the Company’s existing credit facilities, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, in each case in an amount in excess of $2,000,000 in the aggregate;
     (vi) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Capital Stock;
     (vii) (A) increase in any respect the compensation of any of its directors, officers or employees, other than as required pursuant to applicable Law or the terms of Collective Bargaining Agreements in effect on the date of this Agreement and listed in the Company Disclosure Schedule (true and complete copies of which have been made available to Parent); (B) grant any severance or termination benefits to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except as required under the terms of any Company Plan or as required by applicable Law; (C) make any new equity awards to any director, officer, employee or consultant of the Company or any of its Subsidiaries; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of, compensation or benefits under any Company Stock Plan or Company Plan to the extent not required by the terms of such Company Stock Plan or Company Plan as in effect on the date of this Agreement; (E) enter into, establish, amend or terminate any Company Plan, employment, retention or change in control agreement, Collective Bargaining Agreements, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or Affiliate; or (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined;
     (viii) communicate in a writing that is intended for broad dissemination to the Company’s employees regarding compensation, benefits or other treatment they will receive in connection with or following the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);
     (ix) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

     (x) write up, write down or write off the book value of any assets, in the aggregate, in excess of $5,000,000, except in accordance with GAAP consistently applied;
     (xi) release, compromise, assign, settle or agree to settle any suit, action, claim, proceeding or investigation (including without limitation any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 individually or $10,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;
     (xii) (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes, in each case, to the extent such action could materially affect Parent, the Company, or any of their Subsidiaries in a taxable period (or portion thereof) ending after the Closing;
     (xiii) make or commit to any capital expenditures which (A) involve the purchase of real property or (B) are not budgeted for in the Company’s current annual capital plan, a copy of which is in Section 6.01(b)(xiii) of the Company Disclosure Schedule, having an aggregate value in excess of $1,000,000;
     (xiv) (A) enter into or terminate any Material Contract (other than a confidentiality agreement containing a standstill agreement as contemplated by Section 6.03), (B) materially modify, amend, waive any right under or renew any Material Contract, other than (in the case of this clause (B)), in the ordinary course of business consistent with past practice, (C) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any of its Subsidiaries or Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, or (D) enter into any Contract that would be breached by, or require the consent of any Third Party in order to continue in full force following, consummation of the Transactions;
     (xv) enter into any material joint venture, license, alliance, joint promotion, co-marketing or development agreement or arrangement with any other Person, including with respect to any products or products in development with any other Person;
     (xvi) fail to pay any required filing, prosecution, maintenance, or other fees, or otherwise fail to make any document filings or payments required to maintain any material Company Intellectual Property in full force and effect or to diligently prosecute applications for registration of material Company Intellectual Property;

     (xvii) announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries, except in the ordinary course of business and consistent with the Company’s past practice;
     (xviii) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business and consistent with the Company’s past practice;
     (xix) hire or offer employment to any individual (other than with respect to employees hired pursuant to offers of employment outstanding on the date hereof or with respect to newly hired employees filling positions that are reasonably and in good faith deemed by the Company to be essential and consistent with the Company’s past practice;
     (xx) enter into, amend or cancel any Insurance Policies other than in ordinary course of business, or seek a quote or proposal for any directors’ and officers’ liability insurance and/or fiduciary liability insurance to be obtained by the Company pursuant to Section 6.12;
     (xxi) take any action that (1) would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, or (2) would be reasonably expected to increase the risk of any Governmental Authority entering a Restraint prohibiting or impeding the consummation of the Transactions;
     (xxii) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
     (xxiii) (i) purchase any financial instruments; (ii) change in a material manner the average duration of the Company’s investment portfolio or the average credit quality of such portfolio; (iii) materially change investment guidelines with respect to the Company’s investment portfolio; (iv) hypothecate, repo, encumber or otherwise pledge assets in the Company’s investment portfolio; or (v) invest surplus cash from operations in securities other than U.S. Treasury bonds with a duration of three (3) months or less; or
     (xxiv) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.
          Section 6.02 Company Shareholder Meeting. (a) If the approval of this Agreement by the Company’s shareholders is required by applicable Law, as soon as practicable following the consummation of the Offer and the expiration of any subsequent offering period, the Company shall prepare and file with the SEC, the proxy statement that will be provided to the Company Shareholders in connection with the solicitation of proxies for use at the Company Shareholder Meeting, if any, (collectively, as amended or supplemented, the (“Proxy Statement”)) for the solicitation of proxies from the Company Shareholders for use at the Company Shareholder Meeting. The Parent and Merger Sub, as the case may be, shall furnish all information concerning Parent and Merger Sub (and their respective Affiliates, if applicable) as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to applicable Law, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Shareholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Proxy Statement if and to the extent that such information contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable Laws. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Merger Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable) .
          (b) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company’s Board of Directors, shall, in accordance with applicable Law and the Company Charter Documents: (i) promptly and duly call, give notice of, convene and hold as soon as reasonably practicable following the date hereof, a meeting of the Company Shareholders for the purpose of approving the Transactions and this Agreement (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval.
          Section 6.03 No Solicitation; Other Offers. (a) Subject to Section 6.03(e), until the date on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by the Company or any of its

Subsidiaries to, directly or indirectly through another Person, except as otherwise provided below, (i) solicit, initiate, or knowingly encourage (including by way of furnishing any non-public information relating to the Company or any of its Subsidiaries), or knowingly induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal, (ii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a Third Party becoming an “interested shareholder” under, the TBCA), or any restrictive provision of any applicable anti-takeover provision in the Company Charter Documents, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions), (iii) other than informing Persons of the provisions contained in this Section 6.03, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any other action to knowingly facilitate or knowingly induce any effort or attempt to make or implement an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under the Agreement or deliberately fail to satisfy the Tender Offer Conditions; or (v) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. The Company shall promptly deny access to any data room (virtual or actual) containing any confidential information previously furnished to any Third Party relating to any Acquisition Proposal to any such Third Party.
          (b) Notwithstanding anything in this Section 6.03 to the contrary, at any time prior to the time on which the Company has received the Company Shareholder Approval, in response to (i) an unsolicited written Acquisition Proposal, received under circumstances not involving a breach of Section 6.03(a), that the Company’s Board of Directors determines in good faith (after consultation with its financial advisor) constitutes or could reasonably be expected to result in a Superior Proposal, or (ii) an inquiry relating to an Acquisition Proposal by a Person that the Company’s Board of Directors determines in good faith is credible and reasonably capable of making a Superior Proposal (an “Inquiry”), the Company may, upon a good faith determination by the Company’s Board of Directors (after receiving the advice of its outside counsel) that failure to take such action would be inconsistent with the Company’s Board of Directors’ fiduciary duties to the Company Shareholders under applicable Law, (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal or Inquiry (and such Person’s Representatives); provided, that, the Company and such Person enter into an Acceptable Confidentiality Agreement; and provided, further, that all such information shall have been previously provided to Parent or is provided to Parent at substantially the same time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal or Inquiry (and its Representatives) regarding such Acquisition Proposal or Inquiry. The Company shall not terminate, waive, amend, release or modify any material provision of any confidentiality agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition

Proposal in a manner that renders it not an Acceptable Confidentiality Agreement and shall enforce the material provisions of any such agreement.
          (c) The Company shall promptly advise Parent in writing, and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal or Inquiry, and shall, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal or Inquiry and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and the material terms of any such proposal, offer, inquiry or request and of the status of any such discussions or negotiations.
          (d) The Company’s Board of Directors shall not (i) fail to make the Company Board Recommendation to the Company Shareholders, (ii) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation, (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (it being understood that, with respect to a tender offer or exchange offer, taking a neutral position or no position (other than in a communication made in compliance with Rule 14d-9(f) promulgated under the Exchange Act) with respect to any Acquisition Proposal shall be considered a breach of this clause (iii)), or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a “Change in the Company Recommendation”); provided, that the Company’s Board of Directors may make a Change in the Company Recommendation permitted by this Section 6.03(d) and as provided in Section 6.03(e). Notwithstanding the foregoing, the Company’s Board of Directors may at any time prior to the Acceptance Time:
     (1) effect a Change in the Company Recommendation in response to an Acquisition Proposal if the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law and the Company’s Board of Directors concludes in good faith, after consultation with the Company’s financial advisor, that the Acquisition Proposal constitutes a Superior Proposal;
     (2) effect a Change in the Company Recommendation in response to the occurrence of an Intervening Event if the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to effect such Change in the Company Recommendation would be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law; or
     (3) terminate this Agreement pursuant to Section 8.01(d)(ii) and enter into a definitive agreement with respect to a Superior Proposal, but only if the Company receives an Acquisition Proposal that the Company’s Board of Directors concludes in good faith constitutes a Superior Proposal and the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law;
provided that in each case that, the Company complies with Section 6.03(e) prior to taking any of the actions set forth in clauses Section 6.03(d)(1), (2) and (3) above.
          (e) Notwithstanding anything to the contrary set forth in Section 6.03(d), the Company shall not be entitled to (i) make a Change in the Company Recommendation pursuant to Section 6.03(d)(1) or Section 6.03(d)(2) or (ii) enter into any Company Acquisition Agreement pursuant to Section 6.03(d)(3) unless:
     (1) in the case of the matters referenced in Section 6.01(d)(1) and Section 6.01(d)(3), the Company has provided to Parent three (3) Business Days’ prior written notice of its intention to make a Change in the Company Recommendation (a “Recommendation Change Notice”), which Recommendation Change Notice shall specify that the Company’s Board of Directors is prepared to make a Change in the Company Recommendation, and shall contain a description of the material terms of the Acquisition Proposal that the Company’s Board of Directors has determined constitutes a Superior Proposal, a statement that the Company’s Board of Directors has determined that such Acquisition Proposal constitutes a Superior Proposal, a statement that the Company’s Board of Directors intends to enter into an agreement providing for such Superior Proposal, identifying the parties thereto, and delivering to Parent a copy of the Company Acquisition Agreement and any other related material documents for such Superior Proposal, in the form to be entered into (it being understood and agreed that the delivery of such Recommendation Change Notice shall not, in and of itself, be deemed to be a Change in the Company Recommendation), (B) at 5:00 pm, New York time, at the end of the three Business Day period following the date of receipt of the Recommendation Change Notice (or, in the event that the applicable Acquisition Proposal has been materially revised or modified, at 5:00 pm, New York time, on the third (3rd) Business Day following the date of receipt of notice of such material revision or modification, if later), such Acquisition Proposal has not been withdrawn and a Change in the Company Recommendation or entry into a Company Acquisition Agreement continues to be necessary in light of such Superior Proposal in order for the Company’s Board of Directors to comply with its fiduciary duties to the Company Shareholders under applicable Law, after taking into account any changes to the terms of this Agreement offered by Parent, (C) in the case of the matters referenced in Section 6.01(d)(3), the Company Board approves or recommends such Superior Proposal and (D) in the case of the matters referenced in Section 6.01(d)(3), the Company terminates this Agreement pursuant to Section 8.01 and pays to Parent the Termination Fee payable pursuant to Section 8.03; and
     (2) in the case of the matters referenced in Section 6.03(d)(2), (A) the Company has provided to Parent a Recommendation Change Notice, which Recommendation Change Notice shall specify that the Company’s Board of Directors is prepared to make a Change in the Company Recommendation, and shall contain a description of the Intervening Event that the Company has determined requires the Change of Company Recommendation, including the basis for such determination (it being understood and agreed that the delivery of such Recommendation Change Notice shall not, in and of itself, be deemed to be a Change in the Company Recommendation) and (B) at 5:00 pm, New York time, at the end of the three (3) Business Day period following the date of receipt of the Recommendation Change Notice, a Change in the Company Recommendation continues to be necessary in light of such Intervening Event in order for the Company’s Board of Directors to comply with its fiduciary duties to the Company Shareholders under applicable Law, after taking into account any changes to the terms of this Agreement offered by Parent.
          (f) Nothing contained in this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company Shareholders if, in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that this Section 6.03(f) shall not affect the obligations of the Company and the Company’s Board of Directors and the rights of Parent and Merger Sub under Sections 6.03(d) and 6.03(e) to the extent applicable to such disclosure (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information (other than the Company or the Company’s directors taking any action set forth in Sections 6.03(d) and 6.03(e)) to the Company Shareholders that is required to be made to such shareholders under applicable Law or in satisfaction of the Company’s Board of Directors’ fiduciary duties or applicable Law, shall be deemed to be a Change in the Company Recommendation).
          Section 6.04 Reasonable Best Efforts. (a) Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under any other antitrust, competition, trade regulation, or other Laws relating to the Merger. Each party shall use its reasonable best efforts to (i) respond at the earliest practicable date to any requests for additional information made by the United States Department of Justice or any other Governmental Authorities, (ii) act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Authority, (iii) furnish to each other all information required for any filing, form, declaration, notification, registration and notice subject to advice of such party’s antitrust counsel, and (iv) take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any foreign antitrust, competition or similar Laws as soon as practicable and not extend any waiting period under the HSR Act or any foreign antitrust, competition or similar Laws or enter into any agreement with a Governmental Authority not to consummate the Merger, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In connection with the foregoing: (A) whenever possible, each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Authority regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Authority with respect to the Merger subject to advice of such party’s antitrust counsel, (B) where reasonably practical, none of the parties hereto shall independently participate in any meeting or conversation, or engage in any substantive conversation, with any Governmental Authority in respect of any filings or inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend and/or participate, (C) if one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences or conversations, the attending party shall keep the other reasonably apprised with respect thereto and (D) the parties hereto shall consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any antitrust Law. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (i) to avoid the entry of any Restraint and (ii) to eliminate every impediment under any antitrust Law that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date). Notwithstanding the foregoing, neither Parent nor any of its Subsidiaries shall be required to (i) propose, negotiate, commit to or effect any such sale, divestiture or disposition of assets or business of Parent or the Company, or any of their respective Subsidiaries, or offer to take or offer to commit to take any such action, provided, that Parent shall be required to use commercially reasonable efforts to take such action, or effect such sale, divestiture or disposition, where such action, sale, divestiture or disposition, individually or in the aggregate, would not result in the one year loss of net sales revenues (as measured by net 2010 sales revenue) in excess of $40,000,000, or (ii) commence or defend any suit, action, or proceeding related to the foregoing or seek to avoid entry of, or to have vacated, overturned or terminated, any Restraint.
          (b) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger; and (ii) obtain all necessary consents, waivers and approvals under any Material Contracts or Contracts set forth on Section 4.04 of the Company Disclosure Schedule, to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby.
          Section 6.05 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted by Section 6.03(d), Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).
          Section 6.06 Access to Information. (a) Upon reasonable advance notice and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors, and other authorized Representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries (and, to the extent required by applicable Law, access to personnel records will be provided only if authorized by the specific employees), and, during such period, the Company shall (and shall cause its Subsidiaries to) provide access promptly to Parent all other information concerning it and its business, properties and personnel as Parent may reasonably request (including consultation on a regular basis with the Company’s agents, advisors, attorneys and Representatives with respect to litigation matters); provided, however, that the foregoing access shall not include the right to conduct environmental sampling of any kind at any real property without the prior written consent of the Company; provided, further, that the Company may restrict the foregoing access to the extent that (i) any Law applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to the approval of a Third Party or confidentiality obligations to a Third Party, (iii) such disclosure would result in disclosure of any trade secrets of any Third Party or (iv) disclosure of any such information or document could result in the loss of attorney-client privilege (provided that the Company and/or counsel for the Company shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege); provided, however, that with respect to clauses (i) through (iv) of this Section 6.06(a), the Company shall use its reasonable best efforts to (A) obtain the required consent of any Third Party to provide such access or disclosure, or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company.
          (b) With respect to the information disclosed pursuant to Section 6.06(a) or Section 6.17, Parent shall comply with, and shall cause Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.
          (c) After the date hereof, Parent and the Company shall cooperate to establish a mechanism acceptable to both parties by which Parent will be permitted, prior to the Acceptance Time or the termination of this Agreement and subject to applicable Law, to communicate directly with the Company employees regarding employee related matters.

          Section 6.07 Shareholder Litigation. Prior to the Acceptance Time or the termination of this Agreement, (i) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement or the Transactions and shall keep Parent fully informed regarding any such shareholder litigation and (ii) the Company shall control such defense and this Section 6.07 shall not give Parent the right to direct such defense, provided, that, that the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the Transactions or this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and shall not settle or offer to settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
          Section 6.08 Section 16 Matters. Prior to the Effective Time, the Company, Parent and Merger Sub shall take all such steps as may be required and permitted to cause the Transactions, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          Section 6.09 Employee Matters. (a) For purposes of this Section 6.09, (i) the term “Covered Employees” shall mean employees (other than employees covered by a Collective Bargaining Agreement) who are actively employed by the Company or its Subsidiaries at the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the second anniversary of the Effective Time.
          (b) Base Compensation. For the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation to provide to each Covered Employee, an annual base salary or hourly rate of pay that is no less than the base salary or hourly rate of pay that such Covered Employee received from the Company immediately prior to the Effective Time.
          (c) Bonuses During Continuation Period. Effective January 1, 2011 (or, for Covered Employees who participate in bonus plans of the Company other than the Executive Management Incentive Award Plan, the Management Incentive Award Plan, or the Team-Based Employee Incentive Award Plan, as of the first performance period beginning after the Effective Time) and during the remainder of the Continuation Period, Parent shall, or shall cause its Subsidiaries to, provide to each Covered Employee with annual cash bonus opportunity that is substantially comparable to those offered by the Company immediately before the Effective Time at target base salary multiples (or other target amounts) that are no less favorable than the target base salary multiples or other targets in effect for such Covered Employee during 2010, but with payment based on achievement of performance criteria determined by Parent and applicable generally to similarly-situated or comparable employees of Parent and its Subsidiaries in a consistent and good faith manner during the Continuation Period. Notwithstanding the foregoing, if the Effective Time occurs after December 31, 2010, the Company shall establish in good faith, in reasonable consultation with Parent, annual cash bonus opportunities that are consistent with the Company’s past practice for any performance period that begins before the Effective Time.

          (d) Benefit Plans. During the Continuation Period, Parent shall maintain or cause the Surviving Corporation to maintain employee benefit plans, programs, policies and arrangements for Covered Employees that are substantially similar in the aggregate to the Company Plans (other than the bonus plans described in Sections 6.09(c) above, long-term incentives, change in control, retention, transition, stay or similar arrangements) that were in effect immediately prior to the Effective Time; provided, that (i) with respect to Covered Employees who are subject to Collective Bargaining Agreements, employee benefits shall be provided in accordance with the applicable Collective Bargaining Agreements, and (ii) Parent’s obligations under this Section 6.09 shall be subject to such modifications as are necessary to comply with applicable Laws of the foreign countries and their political subdivisions, and applicable labor agreements.
          (e) Crediting of Payments. In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of the Parent or Surviving Corporation (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.
          (f) Service Crediting. As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation to recognize, all service of each Covered Employee prior to the Effective Time, to the Company and its Subsidiaries (as well as predecessor entities of the Company or any of its Subsidiaries) for purposes of eligibility to participate and vesting credit (but excluding, other than with respect to severance and vacation benefits, entitlement to benefits and benefit accrual); for the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any (i) non-elective employer contributions under any Parent Section 401(k) plan or (ii) Parent retiree medical program in which any Covered Employee participates after the Effective Time. In no event shall anything contained in this Section 6.09(f) result in any duplication of benefits for the same period of service.
          (g) Honoring of Collective Bargaining Agreements; Represented Employees. With respect to any employee actively employed by the Company or its Subsidiaries at the Effective Time whose terms and conditions of employment are governed by any of the Collective Bargaining Agreements listed on Section 4.19(a) of the Company Disclosure Schedule (each, a “Represented Employee”), Parent agrees to honor or cause to be honored the Collective Bargaining Agreements listed on Section 4.19(a) of the Company Disclosure Schedule as of the Effective Time and to continue all terms and conditions of employment applicable to such Represented Employee under their respective Collective Bargaining Agreements through the expiration, modification or termination of such agreements in conformity with applicable Law.
          (h) Nothing in this Section 6.09 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, the Company and its Subsidiaries) to amend or terminate any Company Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.09 be construed to require the Parent or any of its Subsidiaries (including, following the Effective Time, Company and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.
          (i) Without limiting the generality of Section 9.07, the provisions of this Section 6.09 are solely for the benefit of the parties hereto, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Plan or other employee benefit plan for any purpose.
          Section 6.10 Resignations. Subject to Section 1.04, prior to the Acceptance Time, at the written request of Parent, the Company shall use reasonable best efforts to cause each director and each officer of the Company and each Subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director or officer (but not as an employee) of such Subsidiary effective as of the Acceptance Time. At the request of Parent, the Company will use reasonable efforts to cooperate with Parent to effect the replacement of any such directors and officers selected by Parent at the Acceptance Time.
          Section 6.11 Company Convertible Notes. From the date hereof, the Company shall use commercially reasonable efforts to comply with the terms of the Indenture with respect to any right of holders to convert the Company Convertible Notes or with respect to the Company’s obligation to repurchase the Company Convertible Notes from the holders thereof as a result of the transactions contemplated hereby, including the delivery of any and all appropriate notices required by the terms of the Indenture. Prior to taking any of the foregoing actions, the Company shall consult with and reasonably cooperate with Parent with respect to the action and the intended manner and form thereof.
          Section 6.12 Director and Officer Liability. From and after the Acceptance Time, Parent shall cause the Company or Surviving Corporation, as the case may be, to, to the extent permitted by applicable Law, (a) indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and its Subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Charter Documents and the indemnification agreements of the Company, if any, in existence on the date hereof with any directors and officers of the Company (it being understood that in no event shall Parent be obligated to provide any such indemnification under circumstances in which the Company would not be so required), (b) include and cause to be maintained in effect in the Company or the Surviving Corporation’s (or any successor’s), as the case may be, charter and by-laws for a period of six (6) years after the Acceptance Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents and (c) cause to be maintained for a period of six (6) years after the Acceptance Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Acceptance Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), provided, however, that in no event will the Company or the Surviving Corporation, as the case may be, be required to expend annually in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Company or the Surviving Corporation, as the case may be, shall use reasonable best efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium). In addition, Company or the Surviving Corporation, as the case may be, may satisfy its obligations under this Section 6.12 by purchasing a six-year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of Section 6.12 of this Agreement, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Transactions. If the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.
          Section 6.13 Notices of Certain Events. Each of the Company and Parent shall promptly as reasonably practicable notify the other:
     (i) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such Person set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided, further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 5 of Annex A, Section 8.01(c)(i) or Section 8.01(d)(i), as applicable;

     (ii) to the extent the Company has Knowledge of such notice or communication, of any written communication from any Person alleging that the consent of such Person is required in connection with the Transactions contemplated by this Agreement;
     (iii) of any written communication from any Governmental Authority related to the Transactions contemplated by this Agreement; and
     (iv) of any Actions commenced and served on the Company or, to its Knowledge, threatened in writing against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement.
          Section 6.14 Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Transactions or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby.
          Section 6.15 Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to cause the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from the NYSE prior to the Effective Time.
          Section 6.16 Fees and Expenses. Except as provided in Section 8.03, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.
          Section 6.17 Company Cooperation on Certain Matters. After the date hereof and prior to the Effective Time, Parent and the Company shall use reasonable best efforts to confer on a regular basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters.
          Section 6.18 FIRPTA Affidavit. Within three (3) Business Days of the Closing, the Company shall deliver to Parent an affidavit satisfying the requirements of Section 1445(b)(3) of the Code and the Treasury Regulations promulgated thereunder, certifying that the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the period described in Section 897(c)(1)(A)(ii) of the Code.
          Section 6.19 Merger Sub Obligations. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER
          Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:
          (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained, if and to the extent required under applicable Law, and, if Company Shareholder Approval is not required under applicable Law, at least one (1) month shall have passed since the date a copy of this Agreement was mailed to the Company Shareholders (to the extent required by Section 48-21-105(e) of the TBCA);
          (b) Purchase of Company Common Stock. Parent or Merger Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in accordance with the terms of this Agreement; and
          (c) No Restraints. No order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Authority (collectively, “Restraints”) or Laws shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making consummation of the Merger illegal.
ARTICLE VIII
TERMINATION
          Section 8.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Acceptance Time:
          (a) by mutual written agreement of the Company and Parent; or
          (b) by either the Company or Parent:
     (i) upon written notice to the other party, if the Acceptance Time shall not have occurred on or prior to the close of banking business New York City time on the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to occur on or before the Termination Date;
     (ii) if a Restraint prohibiting the Offer and/or the Merger shall be in effect and have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform in any material respect any of its obligations under this Agreement;
     (iii) if the Offer (as it may have been extended pursuant to Section 1.01) expires as result of the non-satisfaction of any Offer Condition or is terminated or withdrawn pursuant to its terms in accordance with this Agreement without any shares of Company Common Stock being purchased thereunder and the Company has not otherwise requested that Parent and Merger Sub extend the Offer in accordance with Section 1.01(e); or
          (c) by Parent:
     (i) upon written notice to the Company, if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 5 of Annex A of this Agreement would not be satisfied (other than in the case of a breach of the covenants or agreements set forth in Section 6.03) or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 4 of Annex A of this Agreement would not be satisfied, and, in the case of both (A) and (B), such breach or condition is not curable by the Termination Date or, if curable, is not cured by the Termination Date; provided, that the Company shall use reasonable best efforts to cure such breach as promptly as practicable;
     (ii) if (A) a Change in the Company Recommendation shall have occurred, other than pursuant to Section 6.01(d)(2) (or any action by any committee of the Company’s Board of Directors which, if taken by the Company’s full Board of Directors, would be a Change in the Company Recommendation), (B) following the date any Acquisition Proposal or any material modification thereto is first made public, sent or given to the shareholders of the Company, the Company fails to issue a press release that expressly reaffirms the Company Board Recommendation within ten Business Days following Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal and each material modification thereto), (C) the Company or its Board of Directors shall approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a Company Acquisition Agreement, (D) any tender offer or exchange offer is commenced by any Third Party with respect to the outstanding Company Common Stock prior to the Acceptance Time, and the Company’s Board of Directors shall not have recommended that the Company Shareholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten Business Days after commencement of such tender offer or exchange offer, (E) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9, or (F) the

Company or its Board of Directors (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.01(c)(ii);
     (iii) if since the date of this Agreement, there shall have occurred any event, occurrence, development or state of circumstances, change, fact or condition that individually or in the aggregate has had or would reasonably be expected to result in a Company Material Adverse Effect;
     (iv) if the Company shall have breached (other than in an immaterial respect) any of its obligations under Section 6.03;
     (v) if a Change in the Company Recommendation pursuant to Section 6.01(d)(2) (or any action by any committee of the Company’s Board of Directors which, if taken by the Company’s full Board of Directors, would be a Change in the Company Recommendation pursuant to Section 6.01(d)(2)) shall have occurred; or
          (d) by the Company:
     (i) if (A) Parent shall have breached any of its representations or warranties contained in this Agreement or (B) Parent shall have failed to perform all obligations, covenants or agreements required to be performed by them under this Agreement, in each case, which breach or failure to perform (i) is not curable by the Termination Date or, if curable, is not cured by the Termination Date; provided, that Parent shall use reasonable best efforts to cure such breach as promptly as practicable and (ii) would reasonably be expected to prevent, materially impede or delay the Acceptance Time beyond the Termination Date; or
     (ii) at any time prior to the Acceptance Time, if the Company’s Board of Directors determines to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, but only if the Company is not in material breach of Section 6.03, and shall concurrently with such termination enter into the Company Acquisition Agreement and pay the Termination Fee concurrently with such termination.
          Section 8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, written notice of such termination shall be given to the other party or parties hereto, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6.06(b), Section 6.16, this Section 8.02, Section 8.03 and Article IX, all of which shall survive termination of this Agreement), and there shall be no liability or other obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, or its or their respective shareholders, controlling Persons or Representatives, provided, however, that except as set forth in Section 8.03, nothing contained in this Section 8.02 shall relieve Parent, Merger Sub or the Company from liability for fraud or knowing and willful breach (other than in any immaterial respect) of their respective covenants and agreements set forth in this Agreement.
          Section 8.03 Termination Fee. In the event that this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii)(A), (C) or (E) or Section 8.01(c)(ii)(F) (with respect to any of the events described in Section 8.01(c)(ii)(A), (C) or (E)) or the Company pursuant to Section 8.01(d)(ii), and
     (A) during the thirty (30) calendar day period following the date of this Agreement the Company received a written Acquisition Proposal from a Third Party and during such period the Board of Directors of the Company determined in good faith (after consultation with its financial advisor) that such Acquisition Proposal constituted or could reasonably be expected to result in a Superior Proposal, and
     (B) the Acquisition Proposal referred to in (A) above constituted the basis for the Company taking or failing to take the action that gave rise to Parent’s or the Company’s right to terminate this Agreement, then, the Company shall pay to Parent a termination fee of $75,000,000 (the “Tier I Termination Fee” ). The Termination Fee payable pursuant to this Section 8.03(a) shall be paid no later than the second (2nd) Business Day following termination in the case of Section 8.01(c)(ii)(A), (C) or (E) or Section 8.01(c)(ii)(F) (with respect to any of the events described in Section 8.01(c)(ii)(A), (C) or (E)) and concurrently (or the next Business Day if payment is not feasible on the same day) with termination in the case of Section 8.01(d)(ii).
          (b) In the event that this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii)(A), (C) or (E) or Section 8.01(c)(ii)(F) (with respect to any of the events described in Section 8.01(c)(ii)(A), (C) or (E)) or Section 8.01(c)(v), or the Company pursuant to Section 8.01(d)(ii) and the Tier I Termination Fee is not payable pursuant to Section 8.03(a), then the Company shall pay to Parent a termination fee of $110,000,000 (the “Tier II Termination Fee,” collectively with the Tier I Termination Fee, the “Termination Fee” ), plus, in the case of a termination pursuant to Section 8.01(c)(v), Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement; provided that in no event shall the Company be required to reimburse Parent’s Expenses in excess of $15,000,000. The Termination Fee and any Expenses payable pursuant to this Section 8.03(a) shall be paid no later than the second (2nd) Business Day following termination in the case of Section 8.01(c)(ii)(A), (C) or (E) or Section 8.01(c)(ii)(F) (with respect to any of the events described in Section 8.01(c)(ii)(A), (C) or (E)) or Section 8.01(c)(v) and concurrently (or the next Business Day if payment is not feasible on the same day) with termination in the case of Section 8.01(d)(ii).
          (c) In the event that (i) (A) this Agreement is terminated pursuant to Section 8.01(c)(ii)(B) or (D) or Section 8.01(c)(ii)(F) (with respect to any of the events described in Section 8.01(c)(ii)(B) or (D)), and
     (A) during the thirty (30) calendar day period following the date of this Agreement a Third Party commenced a tender offer or exchange offer with respect to the outstanding Company Common Stock or a Third Party made public, sent or gave to the shareholders of the Company, an Acquisition Proposal or any material modification thereof, and

     (B) the tender offer, exchange offer or Acquisition Proposal referred to in (A) above constituted the basis for the Company taking or failing to take the action that gave rise to Parent’s right to terminate this Agreement; and
     (C) within 12 months after such termination, the Company or any Company Subsidiary enters into a definitive agreement to engage in a transaction that constitutes an Acquisition Proposal or consummates a transaction that constitutes an Acquisition Proposal (provided that for purposes of this Section 8.03(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 10.01(a), except that the references to 15% shall be deemed to be references to 50%), then, the Company shall pay to Parent the Tier I Termination Fee no later than two (2) Business Days after the earlier of the execution of such definitive agreement or consummation of the transaction that constitutes an Acquisition Proposal.
          (d) In the event that (i) (A) this Agreement is terminated pursuant to Section 8.01(c)(ii)(B) or (D) or Section 8.01(c)(ii)(F) (with respect to any of the events described in Section 8.01(c)(ii)(B) or (D)) and the Tier I Termination Fee is not payable pursuant to Section 8.03(c) or (B) after the date of this Agreement and prior to the Acceptance Time an Acquisition Proposal shall have been publicly disclosed (and not publicly withdrawn prior to the Acceptance Time) and this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) (at any time during which the Minimum Condition has not been satisfied), Section 8.01(c)(i), or Section 8.01(c)(iv); and (ii) within 12 months after such termination, the Company or any Company Subsidiary enters into a definitive agreement to engage in a transaction that constitutes an Acquisition Proposal or consummates a transaction that constitutes an Acquisition Proposal (provided that for purposes of this Section 8.03(d), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 10.01(a), except that the references to 15% shall be deemed to be references to 50%), then the Company shall pay to Parent the Tier II Termination Fee no later than two (2) Business Days after the earlier of the execution of such definitive agreement or consummation of the transaction that constitutes an Acquisition Proposal.
          (e) All payments under this Section 8.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.
          (f) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee or Expenses when due, the Company shall reimburse Parent for all reasonable costs and expenses incurred or accrued by it (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03 with interest on the amount of the Termination Fee from the date that such payment was required to be made until the date of actual payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.
          (g) The parties hereto agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Merger in the event any payments become due and payable, and, upon payment of the applicable amount, the Company shall have no further liability to Parent and Merger Sub hereunder.
ARTICLE IX
MISCELLANEOUS
          Section 9.01 No Additional Representations. To the fullest extent permitted by applicable Law, none of the Company, Parent, Merger Sub, their Affiliates or their respective Subsidiaries, shareholders, controlling Persons or Representatives shall have any liability or responsibility whatsoever to any other party hereto, its Affiliates or any of their respective Subsidiaries, shareholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to such party, its Affiliates or any of their respective Subsidiaries, shareholders, controlling Persons or Representatives, including in respect of the specific representations and warranties of the Company set forth in Article IV of this Agreement and in respect of the specific representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement, except as and only to the extent expressly set forth in this Agreement with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.
          Section 9.02 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Time. This Section 9.02 shall not limit the survival of any covenant or agreement of the parties hereto in the Agreement which by its terms contemplates performance after the Acceptance Time.
          Section 9.03 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by all of the parties hereto; provided, however, that following approval of this Agreement by the Company Shareholders, there shall be no amendment of or change to the provisions of this Agreement which by Law would require further approval by the Company Shareholders without such approval.
          Section 9.04 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in this Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          Section 9.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly-owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
          Section 9.06 Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf) (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Copies of executed counterparts transmitted by facsimile or electronic transmission shall be considered original executed counterparts for purposes of this Section 9.06, provided that receipt of copies of such counterparts is confirmed.
          Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedule, the Parent Disclosure Letter, the documents and instruments relating to the Merger referred to in this Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (b) except for the provisions of Section 6.12, are not intended to confer upon any Person other than the parties hereto any rights, benefits or remedies.
          Section 9.08 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS; PROVIDED, HOWEVER, THAT MATTERS INVOLVING THE INTERNAL CORPORATE AFFAIRS OF PARENT, MERGER SUB OR THE COMPANY SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH SUCH CORPORATION OR COMPANY IS ORGANIZED AND THAT THE LAWS OF THE STATE OF TENNESSEE SHALL APPLY AS MAY BE NECESSARY TO LEGALLY EFFECT THE MERGER AND THE RELATED PROVISIONS IN ARTICLES II AND III HEREOF.
          (b) All actions and proceedings arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Merger shall be heard and determined in the Chancery Court of the State of Delaware, and the parties irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
          (c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
          Section 9.09 Specific Enforcement. Notwithstanding Section 8.03, the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity.
          Section 9.10 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) and sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:
          if to Parent or Merger Sub, to:
Pfizer Inc.
235 East 42nd Street
New York, New York 10017
Attention: Amy Schulman, Senior Vice President and General Counsel
Facsimile No.: (212) 573-0768
          with a copy to:
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Attention: Dennis J. Block
                 William P. Mills
Facsimile No.: (212) 504-6666

          if to the Company, to:
King Pharmaceuticals, Inc.
400 Crossing Boulevard
Bridgewater, NJ 08807
Attention: James W. Elrod, Chief Legal Officer
Facsimile No.: (423) 990-0987
          with a copy to:
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Scott F. Smith
                    Jack S. Bodner
Facsimile No.: (212) 841-1010
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5 p.m., local time, in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
          Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
ARTICLE X
DEFINITIONS
          Section 10.01 Certain Definitions. (a) As used herein, the following terms have the following meanings:
          “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that (i) an Acceptable Confidentiality Agreement need not contain any “standstill” or similar covenant and (ii) an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to (y) include substantially similar provisions for the benefit of the parties thereto and (z) waive any “standstill” or similar covenant to the extent such Acceptable Confidentiality Agreement does not contain any “standstill” or similar covenant.
          “Acquisition Proposal” means a bona fide proposal or offer from any Person (other than Parent and its Subsidiaries) relating to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which any such Person would own or control, directly or indirectly, 15% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any of its Subsidiaries) or any Subsidiary of the Company representing 15% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, or to which 15% or more of the Company’s revenues, earnings or assets on a consolidated basis are attributable, taken as a whole, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 15% or more of the voting power of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 15% or more of the voting power of the Company or (v) any combination of the foregoing.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company Acquisition Agreement” means any merger, acquisition or other agreement which gives effect to any Acquisition Proposal.
          “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
          “Company Charter” means the Third Amended and Restated Charter of the Company, as amended on or prior to the date hereof.
          “Company Common Stock” means the common stock of the Company, no par value.

          “Company Compensatory Award” means each Company Stock Option, Company PSU, Company RSU and Company Restricted Stock Award.
          “Company Convertible Notes” means $400,000,000 aggregate principal amount of 1 1/4% Convertible Senior Notes due April 1, 2026, issued pursuant to the Indenture between the Company, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., dated March 29, 2006 (the “Indenture”).
          “Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.
          “Company Financial Statements” means collectively the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company, together with the related notes and schedules thereto, included in the Company SEC Documents.
          “Company Intellectual Property” shall mean all registered and unregistered Intellectual Property exclusively owned by the Company or its Subsidiaries, or co-owned or jointly owned by the Company or its Subsidiaries with any Third Party.
          “Company Material Adverse Effect” means any event, occurrence, development or state of circumstances, change, fact or condition that (i) prevents, materially impedes or materially delays the consummation of the Merger to a date following the Termination Date or (ii) is materially adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include effects, events, occurrences, developments or state of circumstances, changes, facts or conditions arising out of, relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the pain-management specialty pharmaceutical industry or the animal health medicinal and nutritional products industry; (B) changes in the pain-management specialty pharmaceutical industry or the animal health medicinal and nutritional products industry, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industries, respectively; (C) any change in Law or the interpretation thereof, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the pain-management specialty pharmaceutical industry or the animal health medicinal and nutritional products industry, or any change in applicable accounting regulations or principles, including GAAP, or the interpretation thereof; (D) acts of war, armed hostility or terrorism; (E) any change directly attributable to the announcement of the Merger, including any litigation resulting therefrom, provided that this clause (E) shall not apply for purposes of the Company’s representations and warranties contained in Section 4.04 of this Agreement or the accuracy of such representations and warranties for purposes of Section 4 of Annex A; (F) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (G) any change in the price or trading volume of the Company Common Stock on the NYSE (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (H) compliance with the terms (including covenants) of, or taking of any action required by, this Agreement, including any negative impact on relationships with employees of the Company or its Subsidiaries or disruption in supplier, distributor, landlord, partner or similar relationships as a result thereof; and (I) the adverse consequences of Parent not granting the Company consent to take an action prohibited under Section 6.01(b) hereof if the Company requested such consent in accordance with the terms of this Agreement.
          “Company Preferred Stock” means the preferred stock of the Company, no par value.
          “Company Products” means all biological, drug, and vaccine products and agents, all animal health products and all consumer products being developed, tested in clinical trials, manufactured, sold, or distributed by the Company or any of its Subsidiaries.
          “Company PSU” means each award of performance shares of the Company outstanding under any Company Stock Plan.
          “Company Restricted Stock Award” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.
          “Company RSU” means each award of restricted stock units or performance shares of the Company outstanding under any Company Stock Plan.
          “Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan.
          “Company Stock Plan” means any stock option, stock incentive or other equity compensation plan or non-plan agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company, in each case, a true and complete list of each of which is set forth in Section 4.18(a) of the Company Disclosure Schedule.
          “Confidentiality Agreement” means the Confidentiality Agreement, dated July 9, 2010 (as it may be amended from time to time), between Parent and the Company.
          “Contract” means, with respect to any Person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements, instruments to which such Person or its Subsidiaries is a party, whether oral or written.
          “Credit Agreement” means the Credit Agreement, dated as of May 11, 2010, among the Company, the Lenders Named Therein, Credit Suisse AG, as Administrative Agent,

as Collateral Agent and as Swingline Lender, Credit Suisse Securities (USA) LLC, Bank of America, N.A., DnBNOR Bank ASA, SunTrust Bank and U.S. Bank National Association, as Co-Syndication Agents, Credit Suisse Securities (USA) LLC, as Sole Arranger and Sole Bookrunner.
          “Environmental Claim” means any and all written complaints, summons, citations, directives, orders, decrees, claims, liens, litigation, investigations, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or proceedings, or notices of noncompliance or violation by any Governmental Authority or Person involving or alleging potential liability of the Company or any of its Subsidiaries arising out of or resulting from any violation of any Environmental Law or the presence or Release of Hazardous Material at, from, or otherwise relating to: (i) any of the Company’s or its Subsidiaries’ facilities or any other properties or facilities currently or formerly owned, leased, operated or otherwise used by Company or any of its Subsidiary or any predecessor in interest; (ii) nearby properties or businesses; or (iii) any facilities that received Hazardous Material generated by the Company or any of its Subsidiaries or any predecessor in interest.
          “Environmental Laws” shall mean all applicable federal, state, local or foreign Laws, statutes, regulations, ordinances, decrees, directives, judgments, common law, or other enforceable requirements of Governmental Authorities, relating to pollution or protection of human health and safety (including workplace health and safety) or the environment, including, without limitation, Laws relating to Releases or threatened Release of Hazardous Materials, the protection of human health as a result of exposure to Hazardous Materials, the storage, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.
          “Environmental Liability” means all liabilities, monetary obligations, losses, damages of any kind including without limitation punitive damages, consequential damages, treble damages, and natural resource damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants, costs of investigations and feasibility studies, compliance costs, abatement and cleanup costs), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any Third Party or requirement of Environmental Law, and which relate to any environmental condition, violation or alleged violation of Environmental Laws or Releases of Hazardous Materials at, from, or otherwise relating to (i) any of the Company’s or its Subsidiaries’ facilities or any other properties or facilities currently or formerly owned, leased, operated or otherwise used by Company or any of its Subsidiary, the Current Company business or any predecessor in interest; (ii) nearby properties or businesses; or (iii) any facilities that received Hazardous Material generated by the Company or any of its Subsidiaries or any predecessor in interest.
          “Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Expenses” includes all documented out-of-pocket expenses (including all expenses and disbursements of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and Representatives) incurred in connection with or related to due diligence, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and all other matters related thereto.
          “Foreign Official” is broadly interpreted and includes: (i) any elected or appointed official of a Foreign Government (e.g., a member of a ministry of health), (ii) any employee or person acting for or on behalf of a Foreign Government official, Foreign Government agency, or enterprise performing a function of a Foreign Government, (iii) any non-U.S. political party officer, employee or person acting for or on behalf of a non-U.S. political party, or candidate for non-U.S. political office, (iv) any employee or person acting for or on behalf of a public international organization, and (v) any person otherwise categorized as an official of a Foreign Government under local Law. For purposes of this definition, “Foreign Government” includes all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive). Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of this Agreement, all Foreign Government employees and employees of enterprises owned or controlled by Foreign Governments (e.g., doctors employed in hospitals owned or controlled by Foreign Governments, researchers employed by universities owned or controlled by Foreign Governments, and Foreign Government ministers, civil servants, and regulators) are considered Foreign Officials.
          “GAAP” means generally accepted accounting principles in the United States.
          “Governmental Authority” means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.
          “Hazardous Materials” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including without limitation petroleum and petroleum products or compounds, gasoline, diesel fuel, solvents, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, radon, radioactive materials, pesticides, urea formaldehyde, and mold, (i) that can cause harm to living organisms, human welfare, or the environment, (ii) that are regulated, or for which liability can be imposed, pursuant to Environmental Laws, or (iii) the presence, handling, or management of which requires registration, authorization, investigation or remediation under Environmental Laws, including by example “hazardous substances” and “hazardous wastes” as defined in CERCLA and RCRA, respectively.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          “Indebtedness” means, with respect to any Person, (i) indebtedness, notes payable, bonds, debentures or other obligations of such Person for borrowed money, whether current, short-term or long-term, secured or unsecured; (ii) lease obligations under leases which are classified as capital leases of such Person under GAAP (excluding any operating leases of such Person under GAAP); (iii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iv) obligations of such Person for the deferred purchase price of property or services (other than trade payables and obligations of such Person to creditors incurred in the ordinary course of business); (v) obligations of such Person pursuant to or evidenced by hedging, swap, factoring, interest rate, currency or commodity derivatives arrangements or other similar instruments; (vi) off-balance sheet financing of such Person including synthetic leases and project financing; (vii) indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed, directly or indirectly, jointly or severally, in any manner by such Person; (viii) indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person; and (ix) reimbursement obligations of such Person with respect to letters of credit (other than (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (B) standby letters of credit relating to workers’ compensation insurance and surety bonds, and (C) surety bonds and customs bonds), bankers’ acceptance or similar facilities issued for the account of such Person.
          “Intellectual Property” means any or all of the following in any jurisdiction throughout the world: (i) issued patents, patent applications (including provisional and Patent Cooperation Treaty applications), supplementary protection certificates, and inventors’ certificates, including divisions, continuations, continuations-in-part, renewals, substitutions, extensions, reissues, and reexaminations of any of the foregoing (collectively, “Patents”; (ii) trademarks, service marks, certification marks, collective marks, trade dress, trade names, corporate names, and other indicia of origin or quality, and all registrations and applications for any of the foregoing (including all renewals of same), and together with all goodwill associated with and symbolized by each of the foregoing (collectively, “Trademarks”); (iii) Internet domain names; (iv) published and unpublished original works of authorship, copyrights and moral rights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) any secret, confidential, or generally unknown information, including formula, process, device, or compilation, used in a business and which gives its owner an opportunity to obtain an advantage over competitors who do not know or use it (“Trade Secrets”); (vi) all other intellectual property or intellectual property rights (in each case whether or not subject to statutory registration or protection).
          “Intervening Event” means a material development or change in circumstances relating to the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries occurring or arising after the date hereof that was not known to the Board of Directors of the Company as of the date hereof (and not relating to any Acquisition Proposal or Inquiry); provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or Inquiry or any matter relating thereto or consequence thereof constitute an Intervening Event.

          “IP Governmental Authority” means the United States Patent and Trademark Office, the United States Copyright Office, or any foreign equivalent thereof, or any foreign Governmental Authority that performs the same or similar functions to either of the United States Patent and Trademark Office or the United States Copyright Office with respect to the registration of Trademarks or Copyrights or the issuance of Patents.
          “Knowledge” or “Known” means with respect to the Company, the actual knowledge of the individuals listed on Section 10.01(a) of the Company Disclosure Schedule.
          “knowing and willful” or “knowingly and willfully” ,” “knowingly and willfully” means a breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
          “Law” means any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, Order, code ruling, decree, arbitration award, agency requirement, license, permit, standard, binding guideline or policy, or other enforceable requirements of any Governmental Authority, including without limitation any such laws or other requirements of China.
          “Lien” means, with respect to any property or asset (including any security), any lien, mortgage, pledge, encumbrance, security interest or deed of trust.
          “NYSE” means the New York Stock Exchange.
          “Order” means any order, judgment or injunction.
          “Ordinary Course Agreements” means non-disclosure or confidentiality agreements, materials transfer agreements, evaluation agreements, consulting agreements, sponsorship agreements (other than research and development agreements), advertising agreements, Trademark use agreements (short term and for limited use only), in each case, entered into by the Company or any of its Subsidiaries in the ordinary course of business and provided that none of the foregoing agreements are material to the Company and its Subsidiaries, taken as a whole.
          “Parent Material Adverse Affect” means any change, effect, event or occurrence that, individually or in the aggregate, is or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby.
          “Parent Stock” means the common stock, par value $0.05 per share, of Parent.
          “Permitted Liens” means any (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings for which adequate reserves have been established, in accordance with GAAP, on the consolidated financial statements included in the most recent Company SEC Documents, (ii) statutory Liens arising out of operation of Law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) with respect to Real Property, (1) all matters, whether or not of record, that arise out of the actions of Parent or its agents, representatives or contractors, (2) all easements, covenants, rights-of-way, restrictions and other encumbrances affecting any Owned Real Property or Leased Real Property, (3) all Liens and other matters disclosed, or in any title commitment, report, listing or policy, or in any survey or survey update relating to the Real Property, in each case to the extent publicly available or made available by the Company to Parent (including those relating to physical condition or variations in location or dimension), and (4) any and all Laws affecting the Real Property (including any Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Real Property); provided that such matters described in clauses (1) through (4) do not prohibit or materially impair the current use and operation of the Real Property subject thereto in the business of the Company, (v) statutory landlords’ Liens and Liens granted to landlords under any lease or sublease, (vi) intercompany liens by and among the Company and any of its Subsidiaries, (vii) any Liens created pursuant to or in connection with this Agreement or disclosed in the Company Disclosure Schedule, (viii) Liens approved in writing by Parent and (ix) Liens that, individually or in the aggregate, do not materially impair the current use and operation of the assets to which they relate.
          “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, charitable organization, institution, Governmental Authority other entity or group (as defined in the Exchange Act).
          “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration, or other movement or presence in, into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.
          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including its rules and regulations.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Subsidiary” means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.
          “Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purposes of this definition references to 15% in the definition of “Acquisition Proposal”

shall be deemed to be references to 50%) which the Company’s Board of Directors determines in good faith (after consultation with its financial advisor) (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Company Shareholders from a financial point of view than the Transactions, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals).
          “Tax Return” means any return, report, claim, certificate, form, statement, disclosure, declaration or information return or statement (including any related or supporting information attached and any amended or supplemental material provided with respect to any of the foregoing) supplied to, or filed with, or required to be supplied to or filed with, a Governmental Authority, in each case, with respect to Taxes.
          “Taxes” means (i) any federal, state, local, foreign, provincial or territorial taxes, fees, levies, assessments and other governmental charges of any kind whatsoever, whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, production, transfer, alternative minimum, sales, use, license, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, severance, ad valorem and value added taxes; and (ii) any transferee or secondary liability in respect of any tax (whether imposed by Law or contractual arrangement).
          “Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates or the Company and any of its Affiliates, and the Representatives of such Person.
          “Third Party Intellectual Property” means Intellectual Property that is owned exclusively by one or more Third Parties.
          “Transactions” means the transactions contemplated by this Agreement, including the Offer, the Merger and the Top-Up Option.
          “Treasury Regulations” means the regulations promulgated under the Code.
          Section 10.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any

Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. All references to “dollars” or “$” are to United States dollars. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors and, accordingly, it is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date set forth on the cover page of this Agreement.

PFIZER INC.
By:	/s/ Frank A. D’Amelio
	Name:	Frank A. D’Amelio
	Title:	Senior Vice President and Chief Financial Officer

PARKER TENNESSEE CORP.
By:	/s/ Douglas E. Giordano
	Name:	Douglas E. Giordano
	Title:	President

KING PHARMACEUTICALS, INC.
By:	/s/ Brian A. Markison
	Name:	Brian A. Markison
	Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX A
CONDITIONS TO THE OFFER
          Notwithstanding any other provisions of the Offer and in addition to Merger Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and applicable Law, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock, unless:
          1. There shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may have been extended pursuant to Section 1.01(e) of the Agreement) the minimum number of shares of Company Common Stock, which when added to the shares of Company Common Stock already owned by Parent and its Subsidiaries represents the number of shares of Company Common Stock required to approve the Agreement, the Merger and the other Transactions pursuant to the Company Charter Documents and the TBCA at the Acceptance Time determined on a fully-diluted basis (the number of shares of Company Common Stock on a “fully-diluted basis” shall equal the number of shares of Company Common Stock then issued and outstanding, plus the number of shares of Company Common Stock which the Company may be required to issue as of such date pursuant to options (whether or not then vested or exercisable), rights, convertible or exchangeable securities (only to the extent then convertible or exchangeable into shares of Company Common Stock) or similar obligations then outstanding; provided that such number shall not include any such options, rights, Company Restricted Stock Awards, convertible or exchangeable securities or similar obligations that may be validly canceled at the Acceptance Time pursuant to Section 2.09) (such number of shares, the “Minimum Condition” );
          2. Each of (i) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Authority governing foreign antitrust or competition Laws in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be) (the “Regulatory Condition”) .
          3. There shall be no (i) temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority having authority over Parent, Merger Sub, the Company or any Subsidiary of the Company that remains in effect, preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, preventing consummation of the Transactions contemplated hereby, or requiring divestiture of any or all of the shares of Company Common Stock to be purchased pursuant to the Offer, the Merger or the other Transactions, or any portion of the business or assets of Parent or the Company or any of their respective Subsidiaries that would, in the aggregate, result in the one year loss of net sales revenues (as measured by net 2010 sales revenue) in excess of $40,000,000, in the aggregate, as a result of the Offer, the Merger or the other Transactions, (ii) applicable Law enacted or applicable to the Offer or the Transactions by a Governmental

Exh. A-1

Authority having authority over Parent, Merger Sub or any Subsidiary of the Company that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Transactions, illegal or (iii) pending, or threatened in writing, proceeding by any Governmental Authority having authority over Parent, Merger Sub, the Company or any Subsidiary of the Company challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the Transactions, or seeking to require divestiture of any or all of the shares of Company Common Stock to be purchased pursuant to the Offer, the Merger or the other Transactions or any portion of the business or assets of Parent or the Company or any of their respective Subsidiaries that would, in the aggregate, result in the one year loss of net sales revenues (as measured by net 2010 sales revenue) in excess of $40,000,000, as a result of the Offer, the Merger or the other Transactions.
          4. (i) Each of the representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02 (Corporate Authorization) and Section 4.10(i) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Acceptance Time as if made as of such date, (ii) the representations and warranties of the Company contained in Section 4.05 (Capitalization) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Acceptance Time as if made on such date (except for those representations and warranties which address matters only as of an earlier date which shall be true and correct as of such date) and (iii) each of the other representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect as of the date of this Agreement and as of the Acceptance Time, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect.
          5. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Acceptance Time.
          6. The Company shall have furnished Parent with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in items (4), (5), and (7) of this Annex A have been satisfied;
          7. Since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances, change, fact or condition that has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; and
          8. The Agreement shall not have been terminated in accordance with its terms.

Exh. A-2

          The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by either Parent or Merger Sub, regardless of the circumstances giving rise to any such conditions (provided, that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement), and, except for the Minimum Condition, may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, subject to the terms of the Agreement and applicable Law. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
          The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

Exh. A-3